Exhibit 2.1(a)

PURCHASE AND SALE AGREEMENT

dated as of July 10, 2016

among

KINDER MORGAN SNG OPERATOR LLC,

SOUTHERN NATURAL GAS COMPANY, L.L.C.

AND

THE SOUTHERN COMPANY

i

(continued)

ii

(continued)

iii

(continued)

iv

Index of Exhibits:

EXHIBIT	DESCRIPTION
Exhibit “A”	Form of Release of Guarantor
Exhibit “B”*	Capital Project Budget
Exhibit “C”	Form of Guarantee

*This exhibit has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however, that Southern Company Gas may request confidential treatment pursant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for this exhibit if furnished.

v

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement dated as of July 10, 2016 (this “Agreement”) is entered into by and among The Southern Company, a Delaware corporation (the “Buyer”) Southern Natural Gas Company, L.L.C., a Delaware limited liability company (the “Company”), and Kinder Morgan SNG Operator LLC, a Delaware limited liability company (the “KM Member”). Each of the Buyer, the Company and the KM Member are referred to herein individually as a “Party”, and collectively as the “Parties”.
WHEREAS, the Company was organized as a Delaware corporation on October 30, 1935 under the name “Southern Natural Gas Company,” converted to a Delaware general partnership on November 1, 2007, under the same name, and converted to a Delaware limited liability company on August 1, 2011, under the name “Southern Natural Gas Company, L.L.C.”
WHEREAS, the KM Member owns 100% of the outstanding equity interests of the Company (the “Member Interests”);
WHEREAS, Buyer desires to purchase for the Purchase Price (as later defined), and the KM Member desires to sell, a 50% Member Interest in the Company (the “SoCo Interest”) on the terms set forth herein;
WHEREAS, concurrently with the execution and delivery of this Agreement, KMP (as later defined) has executed and delivered to the Buyer a Guaranty pursuant to which KMP has guaranteed the performance by the KM Member of the KM Member’s obligations under this Agreement; and
WHEREAS, concurrently with the Closing, the Buyer, or a designated Affiliate thereof, and the KM Member or the Company, as applicable will execute and deliver the Ancillary Documents (as later defined).
NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions contained herein, the Parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Certain Definitions. As used in this Agreement:
“Actual Casualty Loss” means, in respect of a referenced Casualty Event, an amount equal to the cost actually incurred for repairs or replacement of the assets directly affected by such Casualty Event, net of insurance proceeds actually recovered in connection with such Casualty Event.
“Agreement” has the meaning set forth in the Preamble.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly Controls, is Controlled by, or is under common Control with such Person. Following the Closing, neither KM Member nor the Buyer shall be deemed an Affiliate of the Company.
“Allocation Schedule” has the meaning set forth in Section 12.1(b).
“Amended and Restated LLC Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of the Company, in a form mutually agreed by the Buyer and the KM Member.
“Ancillary Documents” means the Amended and Restated LLC Agreement, the O&M Agreement and all other documents and instruments executed in connection herewith.
“Applicable Capital Projects” means the capital projects identified on the Capital Project Budget as “Zone 3 Expansion”.
“Arbitration Notice” has the meaning set forth in Section 13.2(c).
“Arbitrators” has the meaning set forth in Section 13.3(a).
“Audited Financial Statements” means the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2013, December 31, 2014 and December 31, 2015 with the related consolidated statements of income, cash flows and member’s equity for each of the three years then ended, audited by PricewaterhouseCoopers LLP.
“Base Purchase Price” has the meaning set forth in the Section 3.1.
“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the United States or the State of Texas are authorized or required to be closed for business.
“Buyer” has the meaning set forth in the Preamble.
“Cap” has the meaning set forth in Section 11.4(a).
“Capital Project Budget” means the capital project budget attached hereto as Exhibit B.
“Casualty Event” means an event of damage by fire or other casualty to the pipeline, facilities and other tangible property of the Company or its Subsidiaries after the Effective Time but prior to the Closing.
“Casualty Election Notice” has the meaning set forth in Section 7.7(c).
“Casualty Termination Threshold” means $100,000,000.
“CERCLA” has the meaning specified in the definition of “Environmental Law.”
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Claim” or “Claims” means any and all claims (including any cross-claim or counterclaim), Liens, causes of action, suits, charges, complaints, litigation, demands, arbitrations, proceedings (including any civil, criminal, administrative, investigative or appellate proceedings), hearings, inquiries, investigations, audits, disputes and other assertions of Liability, whenever or however arising.
“Closing” has the meaning set forth in Section 2.1.
“Closing Date” has the meaning set forth in Section 2.1.
“Closing Item Arbitrator” has the meaning set forth in Section 3.4(b).
“Closing Long-Term Indebtedness” means the amount set forth in a letter from each of the Wilmington Trust Company, as trustee under the Indenture, and The Bank of New York Mellon, as series trustee for the 5.90% Notes due 2017, which together confirm the aggregate principal amount outstanding under the Indenture as of the date that is three Business Days prior to the Closing Date.
“Closing Working Capital” has the meaning set forth in Section 3.3.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Debt” means, except for accounts and obligations owed by the Company to any of its Subsidiaries or owed by a Subsidiary of the Company to the Company and/or one or more of its Subsidiaries, (a) all indebtedness of the Company and its Subsidiaries for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, all accrued and unpaid interest thereon and all premiums, prepayment penalties, fees and other amounts in respect thereof; (b) all obligations of the Company and its Subsidiaries as lessee or lessees under leases that have been recorded by the Company as capital leases in accordance with GAAP; (c) all obligations of the Company and its Subsidiaries issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and its Subsidiaries and all obligations of the Company and its Subsidiaries under any title retention agreement (excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business, but including the current liability portion of any indebtedness for borrowed money); (d) all obligations of the Company and its Subsidiaries for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of the Company and its Subsidiaries under interest rate or currency swap transactions (valued at the termination value thereof); (f) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any and all redeemable preferred stock of the Company and its Subsidiaries; (g) all obligations of the type referred to in clauses (a) through (f) of the Company and its Subsidiaries for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of the Company or a Subsidiary (whether or not such obligation is assumed by the Company or a Subsidiary).
“Company’s Knowledge” means actual knowledge after reasonable inquiry of Thomas Dender, Norman Holmes, Janice Parker and Michael Varagona.
“Company’s Tariff” shall mean the FERC Gas Tariff of the Company, as it may be amended upon FERC approval from time to time.
“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, by and between the Company and Southern Company Services, Inc., dated November 1, 2015.
“Contract” means any legally binding contract, agreement, arrangement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy or commitment, whether written or oral.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and “Controlling” have the meanings correlative thereto.
“CPR” has the meaning set forth in Section 13.1(a).
“CPR Rules” has the meaning set forth in Section 13.1(a).
“Current Assets Amount” means an amount equal to the sum of the consolidated balances of the accounts listed as “Current Assets” on Schedule 3.3(a); provided, that, notwithstanding anything to the contrary in this Agreement, FT Agreement Termination Proceeds shall not be included in the Current Assets Amount and shall not be taken into account with respect to any Purchase Price adjustments made in accordance with Section 3.4.
“Current Liabilities Amount” means an amount equal to the sum of the consolidated balances of the accounts listed as “Current Liabilities” on Schedule 3.3(a).
“De Minimis Amount” has the meaning set forth in Section 11.4(d).
“De Minimis Casualty Amount” has the meaning set forth in Section 7.7(c).
“Deductible” has the meaning set forth in Section 11.4(e).
“Deferred Consideration” has the meaning set forth in Section 3.4(d).
“Dispute” has the meaning set forth in Section 13.1(a).
“Effective Time” means 12:00 a.m. Central Prevailing Time on the date of this Agreement.
“Elba Commercial Contracts” has the meaning set forth in Section 4.32(c).

“Elba Express” means Elba Express Company, L.L.C.
“Elba Interest” means ten percent of the outstanding Class A units of Elba Express.
“Elba LLC Agreement” means that certain Sixth Amended and Restated Limited Liability Agreement of Elba Express Company, L.L.C. dated as of August 1, 2011.
“Employee Benefit Plans” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including, but not limited to, employee benefit plans that are not subject to the provisions of ERISA) and any material bonus, deferred compensation, incentive compensation, equity ownership, equity purchase, equity option, phantom equity, vacation, severance, disability, death benefit, hospitalization or insurance plan, agreement, arrangement, program or practice providing benefits to any present or former employee, officer, director or contractor.
“Environmental Law” means any Law of any Governmental Authority whose purpose is to conserve or protect human health or safety, the environment, wildlife or natural resources or the handling, transportation, disposal, remediation, exposure to or release into the environment of Hazardous Materials, including: the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, and the Hazardous Materials Transportation Act, as amended.
“Estimated Casualty Loss” means, in respect of a referenced Casualty Event, an amount equal to the reasonably estimated cost of repairs or replacement of the assets directly affected by such Casualty Event, net of reasonably estimated insurance proceeds recoverable in connection with such Casualty Event; provided, however, that for the purpose of determining whether the Estimated Casualty Loss exceeds the Casualty Termination Threshold in accordance with Section 7.7(b) and Section 10.1(b)(iv), the Estimated Casualty Loss amount shall be calculated net of only insurance proceeds (i) actually recovered or (ii) confirmation in writing to the Company by its insurers approving and setting forth the actual coverage amount.
“Estimated Closing Items” has the meaning set forth in Section 3.3.
“Estimated Purchase Price” has the meaning set forth in Section 3.3.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“FERC” means the Federal Energy Regulatory Commission, or any successor agency thereto.
“Final Closing Items” has the meaning set forth in Section 3.4(a)
“Final Purchase Price” has the meaning set forth in Section 3.4(a).

“FT Agreement Termination Proceeds” means all cash paid or due to the Company or any of its Subsidiaries in connection with the termination or cancellation of any firm transportation service Contract after June 24, 2016 and prior to the Closing.
“Fundamental Representations” has the meaning set forth in Section 11.4(b).
“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time and applied on a consistent basis.
“General Enforceability Exceptions” has the meaning set forth in Section 4.3.
“Governmental Authority” means any court or tribunal (including any arbitral tribunal) in any jurisdiction (domestic or foreign) or any federal, state, county, local, tribal or other government or quasi-governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities, commissions, boards or bureau.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Hazardous Material” means any substance, material, or waste that is regulated under any Environmental Law as hazardous, toxic, a pollutant, contaminant, solid waste or words of similar import, including without limitation petroleum, petroleum derivatives, natural gas liquids and by-products, asbestos, urea formaldehyde and polychlorinated biphenyls.
“Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including hydrocarbons or securities.
“Indemnified Party” has the meaning set forth in Section 11.3(a).
“Indemnifying Party” has the meaning set forth in Section 11.3(a).
“Indenture” means that certain Indenture, dated as of June 1, 1987, among the Company, Southern Natural Issuing Corporation, Wilmington Trust Company (as successor in interest to JPMorgan Chase Bank National Association, successor to Manufacturers Hanover Trust Company), as trustee for the 4.40% Notes due 2021, the 7.75% Notes due 2031 and the 8.00% Notes due 2032, and The Bank of New York Mellon (as successor to The Bank of New York Trust Company, N.A.), as series trustee for the 5.90% Notes due 2017, as such Indenture has been and may further be amended and supplemented from time to time.
“Initiating Party” has the meaning set forth in Section 13.2(c).
“Injunction” means a temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction, an order of a Governmental Authority having jurisdiction over any party hereto, or any legal restraint or prohibition.

“Intellectual Property” means (a) patent rights, (b) trademark, trade name, service mark and service name rights, (c) copyrights and (d) all other proprietary intellectual property rights, and all pending applications for the registration of any of the foregoing.
“Interim Capital Contributions” means all cash capital contributions made by the KM Member or its Affiliates (other than the Company or the Subsidiaries) to the Company between the Effective Time and the Closing, but solely to the extent that such contributions (i) are made in accordance with the Capital Project Budget, (ii) are actually used to fund the capital projects (other than the Applicable Capital Projects) as contemplated by the Capital Project Budget, and (iii) are, for the avoidance of doubt, neither distributed by the Company to the KM Member at or prior to Closing or included in the calculation of Net Working Capital.
“Kinder Morgan Guarantees” means the obligations of the Company and its Subsidiaries pursuant to (a) the Cross Guarantee Agreement dated as of November 26, 2014 among the Company and the other guarantors party thereto, (b) the Guarantee Agreement dated as of November 26, 2014 among the Company, the other guarantors party thereto and Barclays Bank PLC, as Administrative Agent, (c) the Guarantee Agreement dated as of January 26, 2016 among the Company, the other guarantors party thereto and Barclays Bank PLC, as Administrative Agent, and (d) the Guarantee Agreement dated as of November 26, 2014 among the Company, the other guarantors party thereto and The Toronto-Dominion Bank, as Lender, in each case, as amended and/or supplemented.
“KM Member” has the meaning set forth in the Preamble.
“KMP” means Kinder Morgan Energy Partners, L.P., a Delaware limited partnership.
“Law” means any statute, rule, ordinance, order, code, Permit or regulation of any Governmental Authority or common law.
“Leased Real Property” has the meaning set forth in Section 4.16.
“Legal Proceeding” means any judicial, administrative or arbitral action, investigation or proceeding by or before any Governmental Authority.
“Liability” means claim, Lien, debt, liability, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due), whenever or however arising (including those arising out of any contract or tort, whether based on negligence, strict liability or otherwise) and including all reasonable attorneys’ fees and expenses related thereto.
“Lien” means any lien, pledge, mortgage, deed of trust, security interest, attachment, right of first refusal, option, easement, covenant, encroachment or encumbrance.
“LLC Agreement” means that certain Third Limited Liability Company Agreement of the Company dated as of January 1, 2015.
“Long-Term Indebtedness” means $1,211,000,000.

“Long-Term Indebtedness Adjustment” means (a) if the Closing Long-Term Indebtedness exceeds the Long-Term Indebtedness, 50% of the amount, if any, by which the Closing Long-Term Indebtedness exceeds the Long-Term Indebtedness, which amount shall be expressed as a negative number, (b) if the Closing Long-Term Indebtedness is less than the Long-Term Indebtedness, 50% of the amount, if any, by which the Long-Term Indebtedness exceeds the Closing Long-Term Indebtedness, which amount shall be expressed as a positive number, or (c) if the Closing Long-Term Indebtedness is equal to the Long-Term Indebtedness, zero.
“Loss” or “Losses” means any and all losses, costs, net of any insurance proceeds, Taxes, Liabilities, damages, Claims, penalties and expenses (including reasonable attorneys’ fees and expenses).
“Material Adverse Effect” means (a) any change, event or circumstance that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the business, assets, Liabilities, financial condition or operations (including results of operations) of the Company and its Subsidiaries, taken as a whole (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement); provided, however, that no such loss, Liability, change, event or circumstance shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Material Adverse Effect, to the extent that such loss, Liability, change, event or circumstance results from, arises out of, or relates to (i) changes in general legal, tax, regulatory, political, business, economic or other changes that, in each case, generally affect the oil and gas industry (including changes in oil and gas prices or the demand for related transportation and storage services); (ii) local, regional, national or international political or social conditions, including the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any acts of terrorism; (iii) the disclosure or other public announcement of the transactions contemplated in this Agreement; (iv) any change in accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses by any change in GAAP or any change in applicable Laws after the date of this Agreement; (v) any action taken by the Company or the KM Member at the request or with the written consent of the Buyer; (vi) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; or (vii) any adjustments made pursuant to Section 3.3 or 3.4 (except, in the case of items (i), (ii), and (iv) of the foregoing clause (a), to the extent such changes or developments have a disproportionate impact on the Company and the Subsidiaries, taken as a whole, relative to other Persons operating in the principal industry sector or sectors in which the Company and/or the Subsidiaries operate) or (b) any change, event or circumstance (or series thereof) which individually or in the aggregate would materially impair the Company’s ability to consummate the transactions contemplated by this Agreement or prevent the consummation of the transactions contemplated hereby.
“Material Contracts” has the meaning set forth in Section 4.12.
“Material Personal Property” has the meaning set forth in Section 4.25(a).

“Member Interests” has the meaning set forth in the Recitals.
“Most Recent Financial Statements” means the unaudited consolidated balance sheet and the related statements of income and retained earnings and of cash flows of the Company as of and for the three months ended March 31, 2016.
“Net Working Capital” means the Current Assets Amount minus Current Liabilities Amount.
“O&M Agreement” means that certain Operating and Maintenance Agreement, in a form mutually agreed between the Company and Operator.
“Official Action” means any domestic or foreign decision, order, writ, Injunction, decree, judgment, award or any determination, presently existing and effective by any Governmental Authority. For the avoidance of doubt, “Official Action” shall not include any Permit.
“Operator” means the KM Member in its capacity as operator under the O&M Agreement.
“Order” means any charge, judgment, Injunction, ruling, writ, award, decree or Law of or by a Governmental Authority.
“Party” and “Parties” have the meaning set forth in the Preamble.
“Party Appointed Arbitrators” has the meaning set forth in Section 13.3(a).
“Permit” means any permit, license, certificate (including a certificate of occupancy) registration, authorization, application, filing, notice, qualification, waiver of any of the foregoing or approval of a Governmental Authority.
“Permitted Encumbrances” means (i) Liens imposed by Law for Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings, provided appropriate reserves have been established with respect to such proceedings; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations which are not overdue or which are being contested in good faith by appropriate proceedings, provided appropriate reserves have been established with respect to such contest; (iii) easements, rights-of-way, utility, railroad and pipeline crossings and other encumbrances on real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of the business by Company or its Subsidiaries (iv) zoning, building, fire, health, environmental and pollution control Laws, ordinances, rules and safety regulations and other similar restrictions; , (v) acts done or suffered to be done by, and judgments against, the Buyer and those claiming by, through or under the Buyer; (vi) Liens which will be fully released as to the Real Property at or before the Closing; or (vii) any matters that are waived without reservation in writing by the Buyer.

“Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority or other entity.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Purchase Price” has the meaning set forth in Section 3.1.
“Real Property” has the meaning set forth in Section 4.15(a).
“Real Property Leases” has the meaning set forth in Section 4.16(a).
“Related Party” means (a) any Affiliate or Subsidiary of the Company, (b) the KM Member, (c) any Affiliate of the KM Member, (d) any Person in which the KM Member or an Affiliate of the KM Member has an equity interest that provides goods or services to the Company or has any other contractual or business relationship with the Company, or (d) any officer, manager, director or member of the KM Member, the Company or any Subsidiary or Affiliate of the Company or the KM Member.
“Rights-of-Way” has the meaning set forth in Section 4.16(c).
“Schedule” means a disclosure schedule provided by the Company to the Buyer pursuant to this Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“SoCo Interest” has the meaning set forth in the Recitals.
“Solvent” means, with respect to a Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of Liabilities of such Person at a fair valuation, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay its debts as they become absolute and matured, and (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts as they mature taking into account the possibility of refinancing such obligations and selling assets.
“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.
“Subsidiary” and “Subsidiaries” have the meaning set forth in Section 4.1.
“Survival Period” has the meaning set forth in Section 11.4(b).
“Target Working Capital” means $ 49,414,183.
“Tax” or “Taxes” means (a) all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, unemployment, social security, disability, occupation, asset, property, severance, documentary, stamp, estimated, excise and other taxes, duties, fees, levies or assessments imposed by or on behalf of any Governmental

Authority and any interest, fines, penalties or additions relating to any such tax, duty, charge or assessment, (b) any obligation or Liability of another Person for any of the foregoing amounts as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person and (c) any Liability in respect of any of the items described in clauses (a) or (b) payable by reason of contract, assumption, transferee Liability, operation of Law, or otherwise.
“Tax Return” means any return, report, information statement or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.
“Termination Date” has the date set forth in Section 10.1(b)(iii).
“Transfer Taxes” has the meaning set forth in Section 12.4.
“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of any provision of the Code.
“Working Capital Adjustment” means (a) if the Closing Working Capital exceeds the Target Working Capital, 50% of the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital, which amount shall be expressed as a positive number, (b) if the Closing Working Capital is less than the Target Working Capital, 50% of the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital, which amount shall be expressed as a negative number, or (c) if the Closing Working Capital is equal to the Target Working Capital, zero.
1.2    Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years, (b) any reference to a “Section,” “Article,” “Exhibit” or “Schedule” shall be deemed to refer to a section or article of this Agreement or an Exhibit or Schedule attached to this Agreement, (c) all references to $ or dollar amounts shall mean the lawful currency of the United States and (d) where a date or time period is specified, it will be deemed inclusive of the last day in such period or the date specified, as the case may be. The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and the words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. Notwithstanding anything else in the Agreement: (i) the phrase “transactions contemplated by this Agreement” and other similar phrases do not include transactions described in the Ancillary Documents (apart from the execution and delivery thereof as contemplated by this Agreement) and the rights and obligations of the parties to the Ancillary

Documents shall not be diminished, enlarged or otherwise affected by this Agreement and (ii) any reference herein relating to the “performance” of any Ancillary Document shall be subject in all respects to the conditions precedent, if any, set forth in such Ancillary Document.
ARTICLE II
CLOSING
2.1    Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309-3053 at 10:00 a.m., local time in Atlanta, Georgia, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those to be satisfied at the Closing) or such other date agreed upon by the Parties; provided, however, that if after such conditions are satisfied or waived but prior to the expiration of such three Business Day period, an update to the Schedules is received in accordance with Section 7.6, then the Closing shall occur on the date that is five Business Days following the date that such update is received; and provided further that no more than one such update shall extend the Closing. (The date and time on which the Closing, as it may have been adjourned, occurs is the “Closing Date”).
2.2    Proceedings at the Closing. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
ARTICLE III
PURCHASE PRICE; CONSIDERATION
3.1    Purchase Price. In consideration for the SoCo Interest, the Buyer shall pay (a) an amount in cash to the KM Member equal to $1,419,500,000 (the “Base Purchase Price”) plus (i) an amount equal to the Working Capital Adjustment plus (ii) an amount equal to the Long-Term Indebtedness Adjustment plus (iii) an amount equal to 50% of the Interim Capital Contributions (such aggregate amount, as determined pursuant to this Agreement, the “Purchase Price”) plus (b) if required by Schedule 3.4, the Deferred Consideration. On the Closing Date, the Buyer shall pay to the KM Member the Estimated Purchase Price (as determined pursuant to Section 3.3). The payments referenced in this Section 3.1 shall be made by wire transfer of immediately available funds to an account designated in writing by the KM Member at least three Business Days prior to the Closing.
3.2    Transfer of Member Interest. In consideration for the Purchase Price, the KM Member hereby agrees to sell the SoCo Interest to the Buyer at the Closing, free and clear of any and all Liens, transfer restrictions and voting agreements or other agreements with respect to the ownership, voting, control or transfer of such SoCo Interest (except, in each case, to the extent expressly set forth in the Amended and Restated LLC Agreement or arising under Laws relating to federal or state securities matters). At the Closing, the Buyer, as the holder of the SoCo Interest, will have the rights and obligations related thereto as set forth in the Amended and Restated LLC Agreement.

3.3    Estimated Purchase Price. No later than three Business Days prior to the Closing Date, the KM Member shall prepare and deliver to the Buyer a written statement setting forth the KM Member’s estimated calculation of the Purchase Price (the “Estimated Purchase Price”) based upon (a) the KM Member’s good faith estimate of (i) Net Working Capital of the Company as of the close of business on the day immediately prior to the Closing Date (“Closing Working Capital”), and (ii) the Working Capital Adjustment, in each case, together with reasonable supporting documents and prepared (x) on a basis consistent with GAAP (y) in accordance with the principles and using the same line items set forth in Schedule 3.3(a) and (z) in accordance with the past practices of the Company; provided, however, that in the event of a conflict between foregoing clauses (x), (y) and (z), Schedule 3.3(a) shall prevail, (b) the Long-Term Indebtedness Adjustment, together with reasonable supporting documents, and (c) the Interim Capital Contributions, together with reasonable supporting documents (collectively, the “Estimated Closing Items”). The Buyer shall have the opportunity to review and provide reasonable comments to the Estimated Closing Items, and the Parties will work together in good faith to resolve any questions, comments or disputes with respect to the Estimated Closing Items; provided, however, that the Closing Date shall not be delayed as a result of the foregoing; and if such resolution is not reached prior to the Closing Date, the Estimated Closing Items shall be as calculated by the KM Member with such revisions thereto, if any, to which the Buyer and the KM Member may agree prior to the Closing Date.
3.4    Post Closing Adjustment.
(a)    As soon as practicable, but no later than 90 days after the Closing Date, the KM Member shall prepare and deliver to the Buyer a written statement setting forth the KM Member’s good faith final calculation of the Purchase Price (the “Final Purchase Price”) based upon (a) the KM Member’s calculation of (i) Closing Working Capital and (ii) the Working Capital Adjustment, in each case, together with reasonable supporting documents and prepared (x) on a basis consistent with GAAP, (y) in accordance with the principles and using the same line items set forth in Schedule 3.3(a) and (z) in accordance with the past practices of the Company; provided, however, that in the event of a conflict between foregoing clauses (x), (y) and (z), Schedule 3.3(a) shall prevail, (b) the Long-Term Indebtedness Adjustment, together with reasonable supporting documents, and (c) the Interim Capital Contributions, together with reasonable supporting documents (collectively, the “Final Closing Items”). Together with the Final Closing Items, the KM Member shall provide a worksheet showing the difference, if any, between any Estimated Closing Item and the corresponding Final Closing Item.
(b)    The KM Member, the Buyer and the Company shall promptly provide to each other all documents reasonably requested by the other to verify any of the items set forth in the Final Closing Items calculations. The Buyer shall have the right for 30 days following receipt of the Final Closing Items to object to any item therein and the proposed calculation of the Final Purchase Price. The Buyer and its representatives shall be entitled to reasonable access during normal business hours to all books and records of the Company as may be reasonably requested by the Buyer for the purpose of this Section 3.4(b). Any objection made by the Buyer shall be made in writing and shall set forth such objection and the basis therefor in reasonable detail. The Buyer shall be deemed to have waived any rights to object under this Section 3.4(b) unless the Buyer furnishes its written objections to the KM Member within such 30 day period. If the Buyer delivers an objection within such 30 day period, then the Buyer and the KM Member shall negotiate in good faith for 15 days to resolve the objections. If, at the end of such 15-day period, there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to the accounting firm of Grant Thornton LLP (the “Closing Item Arbitrator”). If any objections are submitted to the Closing Item Arbitrator for resolution, (i) each of the KM Member, the Buyer and the Company shall promptly furnish to the Closing Item Arbitrator such workpapers and other documents and information relating to such objections as the Closing Item Arbitrator may request and are reasonably available to that Party (or its independent public accountants) and each of the KM Member and the Buyer will be afforded the opportunity to present to the Closing Item Arbitrator any material relating to the determination of the matters in dispute and to discuss such determination with the Closing Item Arbitrator; (ii) the Closing Item Arbitrator shall determine the Final Purchase Price as promptly as reasonably practicable following receipt of such workpapers and other documents and information; (iii) the Closing Item Arbitrator must not adopt an amount for any component of the Final Purchase Price that is greater than the greater amount submitted by the KM Member or the Buyer or less than the lesser amount submitted by KM Member or the Buyer; and (iv) the determination by the Closing Item Arbitrator of the Final Purchase Price, as set forth in a written notice delivered to both the Buyer and the KM Member by the Closing Item Arbitrator, shall be made in accordance with this Agreement and shall be binding and conclusive on the Parties and, absent manifest error, shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof. The Buyer and the KM Member (on behalf of itself and the Company) shall each bear their own legal fees and other costs in connection with any such objection; provided that the Buyer, on one hand, and the KM Member, on the other hand, shall bear one-half of the costs and expenses of the Closing Item Arbitrator. Notwithstanding anything in this Agreement to the contrary, the Closing Item Arbitrator and procedures set forth herein shall be the sole method for resolving any disputes regarding the Final Purchase Price or the provisions of this Section 3.4.
(c)    Following the final determination of the Final Purchase Price pursuant to this Section 3.4, the following amount shall be promptly (but in any event within five Business Days of the determination of the Final Purchase Price) paid by wire transfer in immediately available funds to an account designated by the applicable payee as follows:
(i)    If such finally determined Final Purchase Price is greater than the Estimated Purchase Price, then the Buyer shall pay to the KM Member an amount in cash equal to the amount of such excess.
(ii)    If such finally determined Final Purchase Price is less than the Estimated Purchase Price, then the KM Member shall pay to the Buyer an amount in cash equal to the amount of such shortfall.

(iii)    If such finally determined Final Purchase Price is equal to the Estimated Purchase Price, then no payment to any Party shall be required.
For the avoidance of doubt, no adjustment or payment pursuant to this Section 3.4(c) shall increase or decrease the KM Member’s or the Buyer’s relative holdings of Membership Interests. Any payments made pursuant to this Section 3.4(c) shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Buyer, the KM Member and the Company on their Tax Returns.
(d)    If required by Schedule 3.4, the consideration for the SoCo Interest shall be further adjusted upwards by an amount equal to $50,000,000 (such amount, the “Deferred Consideration”), and the Deferred Consideration, if any, shall be paid by the Buyer in accordance with the terms and conditions set forth in Schedule 3.4.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY
The KM Member hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date the following with respect to, and on behalf of, the Company:
4.1    Corporate Organization.
(a)    The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has no direct or indirect subsidiaries or equity investees, other than the subsidiaries and equity investees listed on Schedule 4.1, each of which is duly organized, validly existing and in good standing under the laws of its state of formation and has all requisite corporate, limited liability company or limited partnership power, as applicable, and authority to own, lease and operate its properties and to carry on its business as now being conducted (each, a “Subsidiary” and collectively, the “Subsidiaries”). The Company has delivered to the Buyer true and complete copies of the LLC Agreement and all other organizational documents concerning the Company and its Subsidiaries (including, as applicable, certificates of organization, bylaws, partnership agreements, operating agreements or the equivalent). Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision in such governing documents.
(b)    The Company and each of the Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the property owned, leased or operated by it or the conduct of its business requires such qualification or licensing.
4.2    Capitalization.
(a)    Schedule 4.2(a) sets forth all of the Member Interests and all capital or other equity interests in the Company. Other than as set forth in Schedule 4.2(a), there are, and as of the Closing Date there shall be, no outstanding options, subscriptions, warrants, calls, commitments, pre-emptive rights or other rights obligating the Company to issue or sell any Member Interests or equity interests of any kind or any securities convertible into or exercisable for any Member Interest or equity interest of any kind, or otherwise requiring the KM Member or the Company to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of Member Interests or any rights to participate in the equity or net income of the Company. There are no outstanding or authorized equity appreciation rights, phantom equity rights or similar rights with respect to the Company. All of the Member Interests issued and outstanding have been duly authorized, are validly issued and are owned of record and beneficially by the KM Member. All of the Member Interests were issued, and to the extent purchased or transferred, have been so purchased or transferred, in compliance with all applicable Laws, including federal and state securities laws, and any preemptive rights and any other statutory or contractual rights of the KM Member or the Company.
(b)    Schedule 4.2(b) sets forth all of the capital or other equity interests in the Subsidiaries. Except as set forth on Schedule 4.2(b), the Company, directly or indirectly, owns all capital of and other equity interests in the Subsidiaries, and there are no outstanding options, subscriptions, warrants, calls, commitments, pre-emptive rights or other rights in favor of any Person other than the Company obligating the Company or any of its Subsidiaries to issue or sell any capital or other equity interests of any of the Subsidiaries or any securities convertible into or exercisable for any capital or other equity interests of any such Subsidiary, or otherwise requiring the Company or any of its Subsidiaries to give any Person (other than the Company) the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of capital or other equity interests of any such Subsidiary or any rights to participate in the equity or net income of any such Subsidiary. Except as set forth on Schedule 4.2(b), all capital and other interests in the Subsidiaries are free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws).
(c)    Except as set forth on Schedule 4.2(c), neither the Company nor any Subsidiary owns, directly or indirectly, any capital of or other equity interest in or has any other investment in or outstanding loans to any Person other than a Subsidiary. Except for the LLC Agreement and as otherwise set forth on Schedule 4.2(c), there are no agreements, voting trusts or other agreements or understandings to which the KM Member, the Company or any Subsidiary is a party or by which it is bound with respect to the transfer or voting of any equity interests of the Company or any Subsidiary.
4.3    Authority Relative to This Agreement. The Company has full limited liability company power and authority to execute, deliver and perform this Agreement and each Ancillary Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of the Company. This Agreement and each Ancillary Document to which it is a party has been or will be duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitutes or, when duly executed, will constitute a valid and legally binding obligation of the Company, enforceable against the

Company in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances (collectively, the “General Enforceability Exceptions”).
4.4    Noncontravention. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (a) (i) conflict with or result in a violation of any provision of the certificate of formation of the Company or the LLC Agreement or the organizational documents of any Subsidiary, (ii) conflict with or result in a violation of any provision of or constitute (with or without the giving of notice or the passage of time or both) a default under or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, agreement or other instrument or obligation (including any Material Contract, Real Property Lease or any Right-of-Way) to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties is bound, (iii) result in the creation or imposition of any Lien upon the properties or assets of the Company or any of the Subsidiaries or (iv) assuming compliance with the matters referred to in Section 4.6, violate any applicable Law to which the Company or any of the Subsidiaries are subject; or (b) require the consent, approval or giving of notice to any Person in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Document.
4.5    Permits. The Company and each of the Subsidiaries possess all Permits necessary to conduct the business currently conducted by it in all material respects and neither the Company nor any of the Subsidiaries has received any written notice of, and to the Company’s Knowledge there are no threatened Legal Proceedings relating to, the revocation or modification of any such Permit.
4.6    Governmental Approvals. Except as set forth in Schedule 4.6, no consent, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Document to which it is a party or the consummation by it of the transactions contemplated hereby and thereby, other than compliance with the HSR Act.
4.7    No Litigation. Except as set forth on Schedule 4.7: (a) there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries or their respective businesses or assets; (b) there is no Official Action of any Governmental Authority or arbitrator pending or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries or their respective businesses or assets; (c) there is no unsatisfied Order or administrative decision against the Company or any of the Subsidiaries; and (d) no Order has been made or petition presented or resolution passed or other steps taken for the winding up or dissolution of the Company or any of the Subsidiaries, nor has any distress, execution or other process been levied against the Company or any of the Subsidiaries or action taken to possess assets in the possession of the Company or any of the

Subsidiaries. Further, no steps have been taken for the appointment of an administrator, receiver, liquidator or liquidation committee or like body or officer of the Company or any of the Subsidiaries or their respective assets.
4.8    Brokers Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the offer and sale of any Member Interests or the transactions contemplated by this Agreement or the Ancillary Documents, and in no event shall the Buyer be liable for any such fees or commissions.
4.9    Transactions with Certain Affiliates and Employees. Except as set forth on Schedule 4.9 and except for any Employee Benefit Plans, no Related Party (other than a Subsidiary or the Company) and, to the Company’s Knowledge, none of the employees, officers, directors, managers or members of the Company (including the KM Member) or any Subsidiary, is a party to any Contract with the Company or any Subsidiary. Except as set forth on Schedule 4.9, neither the Company nor any Subsidiary has any liability or obligation for any Liabilities of any Related Party. There are no outstanding loans, advances or guarantees of indebtedness by the Company or any Subsidiary to or for the benefit of any Related Party (other than a Subsidiary or the Company), other than the loans and advances that will be repaid to the Company or such Subsidiary or released at or prior to the Closing (including the Kinder Morgan Guarantees).
4.10    Financial Statements. True and complete copies of (a) the Audited Financial Statements and (b) the Most Recent Financial Statements have been provided by the Company to the Buyer. The Audited Financial Statements (including the notes thereto) and the Most Recent Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries (other than Bear Creek Storage Company, L.L.C., which is reflected as an equity investment in the Company’s financial statements) as of the dates indicated, and the consolidated results of its operations for the respective periods indicated; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which are not expected to be material individually or in the aggregate) and lack footnotes and other presentation items.
4.11    Compliance with Laws. Each of the Company and the Subsidiaries (including all of their respective operations, practices, properties and assets, whether owned or leased) is in compliance in all material respects with all applicable Laws. Except as set forth on Schedule 4.11, (i) during the three years preceding the date of this Agreement neither the Company nor any of the Subsidiaries has received written notice of any material violation or alleged material violation of any applicable Laws, and (ii) neither the Company nor any of the Subsidiaries and their respective businesses, assets, operations and properties are subject to any material unsatisfied Liability for any continuing violation of any applicable Laws or any violation of any applicable laws occurring during the three years preceding the date of this Agreement.
4.12    Material Contracts. Schedule 4.12 is a true and complete list of each Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any asset of the Company or any Subsidiary is subject or under which the Company or any Subsidiary has any rights or the performance of which is guaranteed by the Company or any Subsidiary, and that involves (collectively, the “Material Contracts”):

(a)    the transportation (not including small shipper agreements (as defined in the Company’s Tariff)), gathering, trading, marketing, storing, treating, compression, processing, gas exchange, park and loan, or operational balancing of gas, gas liquids or liquid hydrocarbons by the Company or any Subsidiary, in each case, that provides for aggregate expected payments or receipts during any calendar year (whether in a single Contract or a group of related Contracts) in excess of $3,000,000;
(b)    the purchase, sale or transfer of gas, gas liquids or liquid hydrocarbons by the Company or any Subsidiary, in each case, that provides for aggregate expected payments or receipts during any calendar year (whether in a single Contract or a group of related Contracts) in excess of $1,000,000;
(c)    the incurrence or guaranty by the Company or a Subsidiary of any Company Debt or the imposition of a Lien on any assets of the Company or a Subsidiary, tangible or intangible;
(d)    aggregate expected payments or receipts (whether in a single Contract or a group of related Contracts) in excess of $3,000,000 in the current or any future calendar year;
(e)    employment Contracts or other employment obligations of the Company or its Subsidiaries or Employee Benefit Plans;
(f)    any Related Party, other than operational balancing agreements;
(g)    any limitation on the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area;
(h)    any Hedge to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound;
(i)    any indemnity obligation that has not expired for which the liability of the Company or any Subsidiary could exceed $5,000,000;
(j)    any preferential purchase right, right of first refusal, option or similar right;
(k)    any partnership, joint venture or similar arrangement;
(l)    any Contract under which the Company or any Subsidiary may incur or become subject to any contingent Liability (including pursuant to any cross-default or similar provisions) involving the KM Member or any Affiliate of the KM Member (other than the Company and the Subsidiaries), including those relating to the financial condition of, or performance or breach of any obligation by, the KM Member or any Affiliate of the KM Member (other than the Company and the Subsidiaries);
(m)    any settlement, conciliation or similar Contract with any Governmental Authority that will involve payment after the Effective Time of any amount; and

(n)    any advancement or loan by the Company or any Subsidiary that will remain outstanding after the Closing.
Prior to the Effective Time, the Company has delivered to the Buyer a true and complete copy of each Material Contract (as amended to date) and a written summary setting forth the material terms and conditions of each oral Material Contract. Other than Material Contracts that are by their terms no longer in force or effect and subject to the General Enforceability Exceptions, (x) each Material Contract, with respect to the Company or any Subsidiary, is legal, valid, binding, enforceable, in full force and effect in all material respects; and (y) each Material Contract, with respect to the other parties to such Material Contract, to the Company’s Knowledge, is legal, valid, binding, enforceable, in full force and effect in all material respects. Neither the Company nor any Subsidiary is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under any Material Contract. To the Company’s Knowledge, no other party is in breach or default, and, except as identified on Schedule 4.12, no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract. Except as identified on Schedule 4.12, no party to any Material Contract specified in Sections 4.12(a) or 4.12(b) has notified the Company or any Subsidiary in writing within the three years prior to the date of this Agreement of a likely significant decrease in the volume of receipts or purchases from or deliveries or sales of products or services to the Company or its Subsidiaries, or a significant decrease in the price that any such party is willing to pay for products or services of the Company or its Subsidiaries, or a significant increase in the price that any such party will charge for products or services sold to the Company or its Subsidiaries, or of the bankruptcy or liquidation of such party.
4.13    Employee Matters.
(a)    The Company and the Subsidiaries (i) have not, within the last six (6) years, had any employees, as defined under applicable Laws, whether as joint employer, single employer, co-employer or otherwise, (ii) have not, within the last six (6) years, sponsored, participated in or contributed to any Employee Benefit Plan, and (iii) except as set forth on Schedule 4.13, have no material Liability relating to any Employee Benefit Plan, nor, to the Company’s Knowledge, does any condition or set of circumstances exist under which the Company or any Subsidiary would reasonably be expected to have any material Liability with respect to any Employee Benefit Plan. Neither the Company nor any Subsidiary is a party to, or bound by, any collective bargaining agreement or contract with a labor union, and there are no unfair labor practice or labor arbitration proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary.
(b)    With respect to any individuals performing services at or on behalf of the Company or the Subsidiaries, there are no existing, pending or, to the Company’s Knowledge, threatened strikes, work stoppages, work slowdowns, lockouts, union organizational campaigns or other material labor disputes.

(c)    The Company and its Subsidiaries are in compliance in all material respects with, and during the three years preceding the date of this Agreement, the Company and its Subsidiaries have complied in all material respects with, in each case, all Laws relating to employment, employment practices, terms and conditions of employment and Employee Benefit Plans.
(d)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.13 are the KM Member’s and the Company’s sole and exclusive representations and warranties regarding employee matters.
4.14    Taxes. Except as set forth on Schedule 4.14:
(a)    All income and other material Tax Returns required to be filed by or with respect to the Company and each Subsidiary have been filed on a timely basis (taking into account all extensions of due dates), and all such Tax Returns are true, correct and complete in all material respects.
(b)    All Taxes owed by the Company and each Subsidiary or for which the Company or any Subsidiary may be liable that are due and payable have been paid in full or such Taxes have been reserved for in the Audited Financial Statements, whether or not shown on any Tax Return referred to in Section 4.14(a).
(c)    There are no Liens for Taxes upon any of the properties or assets of the Company or any Subsidiary (except for any Liens for Taxes not yet due and payable).
(d)    There is no claim by any Governmental Authority with respect to any Taxes payable by the Company or any Subsidiary and no assessment, deficiency or adjustment has been asserted, proposed or, to the Company’s Knowledge, threatened by any Governmental Authority with respect to any Taxes of the Company or any Subsidiary. Neither the Company nor any Subsidiary has received written notice from any taxing authority of its intent to examine or audit any of its Tax Returns. All deficiencies asserted as a result of any examination of any Tax Return of the Company or any Subsidiary have been paid in full, abated or adequately provided for in the Audited Financial Statements.
(e)    There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against the Company or any Subsidiary.
(f)    The Company is currently treated as a disregarded entity for federal income Tax purposes and each Subsidiary is currently treated as a partnership or as a disregarded entity for federal income Tax purposes and no election has been made to treat the Company or any Subsidiary as an association taxable as a corporation for federal income Tax purposes.

(g)    Neither the Company nor any Subsidiary has engaged in any transaction in the past three years that would be reportable pursuant to Treasury Regulation Section 1.6011-4.
(h)    There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any of the Company’s or any Subsidiary's Tax Return for any period.
(i)    The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(j)    Neither the Company nor any Subsidiary (A) is a party to or bound by any Tax allocation or sharing agreement that will remain in effect after Closing, or (B) for taxable years beginning after January 1, 2012 has any Liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise, other than any Liability for Taxes of any affiliated, combined or similar group described on Schedule 4.14(j).  Schedule 4.14(j) contains a true and complete list of all states where income Tax Returns have been required to be filed for taxable years beginning after January 1, 2012 that include the operations of the Company and any Subsidiary.
(k)    The KM Member has made available to the Buyer true and complete copies of all income Tax Returns filed by the Company and any Subsidiary for taxable years for which the applicable statute of limitations has not run.
(l)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.14 are the KM Member’s and the Company’s sole and exclusive representations and warranties regarding Taxes.
4.15    Owned Real Property.
(a)    Schedule 4.15(a) is a true and complete list (including a short legal description) of all interests in real property owned (other than Rights-of Way) by the Company or any Subsidiary (each such real property interest, together with all buildings, structures, improvements, fixtures and other rights on or appurtenant thereto, the “Real Property”). The Company or a Subsidiary has good and marketable fee simple title to the Real Property, free and clear of all Liens other than Permitted Encumbrances. To the Company’s Knowledge, there is no, nor has there been, receipt of any written notice of, a proceeding in eminent domain or other similar proceeding affecting the Real Property.
(b)    Except as described in Schedule 4.15(b), Schedule 4.16(a) or Schedule 4.16(b), neither the Company nor any Subsidiary has granted a third party possession of any Real Property or any of the property subject to the Real Property Leases or any portion thereof nor is the Company a party to any lease, sublease, license, concession or other contract granting to any third party the right to use or occupy any portion of the Real Property or any of the property subject to the Real Property Leases, in each case, other than Permitted Encumbrances.

(c)    No written notice from any Governmental Authority has been received by the Company or any Subsidiary concerning the actual or potential imposition of any special assessments on the Real Property that remains unresolved.
4.16    Leased Real Property; Rights of Way.
(a)    Schedule 4.16(a) contains a true and complete list of all real property leases, subleases, licenses, concessions and other occupancy agreements (other than Rights-of-Way) and any and all amendments and guaranties thereto relating to the leased real property to which the Company or any Subsidiary is a party or is bound (the “Real Property Leases”). Prior to the Effective Time the Company has delivered or made available to the Buyer true and complete copies of the Real Property Leases.
(b)    Except as disclosed in Schedule 4.16(b), (i) each of the Real Property Leases is in full force and effect, and is enforceable against the parties thereto in accordance with its terms (except as such enforceability may be limited by the General Enforceability Exceptions), (ii) there are no subleases under the Real Property Leases and none of the Real Property Leases have been assigned, (iii) no notices of default or notices of termination have been received by or delivered by the Company with respect to the Real Property Leases which have not been withdrawn or canceled and (iv) the Company and the Subsidiaries are not, and to the Company’s Knowledge, no other party is, in default under any Real Property Lease. There is no Company Knowledge of, nor has there been receipt of any written notice of, a proceeding in eminent domain or other similar proceeding affecting the Real Property Leases listed on Schedule 4.16(a).
(c)    The Company and each of the Subsidiaries has, subject to Permitted Encumbrances, such consents, easements, rights-of-way, permits, servitudes, licenses or surface leases and other surface rights from any person (“Rights-of-Way”) as are sufficient to conduct its business substantially in the manner now being conducted. The Company has not received any written notice of a Claim adversely affecting, or relating to the absence or invalidity of, a Right-of-Way that remains outstanding.
4.17    Environmental Matters. Except as set forth on Schedule 4.17:
(a)    during the five years preceding the date of this Agreement, the Company and each Subsidiary has conducted its business and operated its assets and is conducting its business and operating its assets in compliance with applicable Environmental Laws;
(b)    the Company and each Subsidiary has obtained, possesses and is in compliance with all Permits required under Environmental Laws and, to the Company’s Knowledge, there are no facts or circumstances that (with notice, the passage of time or both) could reasonably be expected to cause any Governmental Authority to revoke, suspend or detrimentally alter or amend any such Permit;
(c)    neither the Company nor any Subsidiary has received written notice from any Governmental Authority that any of the operations or assets of the Company or any Subsidiary is the subject of any investigation or inquiry with respect to a release or threatened release of any Hazardous Material where such investigation has not been resolved as of the date hereof;
(d)    neither the Company nor any Subsidiary has received any written Claim, notice or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of Environmental Laws relating to operations or assets of the Company or any Subsidiary;
(e)    no property (i) currently owned, leased or operated by the Company or any Subsidiary, or (ii) to the Company’s Knowledge, formerly owned, leased or operated by the Company or any Subsidiary, is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other similar federal or state list as sites requiring investigation or cleanup;
(f)    there are no sites, locations or operations at which the Company or any Subsidiary is currently undertaking, or to the Company’s Knowledge, is required by Environmental Laws to undertake, any investigation, remedial or response action relating to any disposal or release of Hazardous Material pursuant to Environmental Laws;
(g)    to the Company’s Knowledge, during the three years preceding the date of this Agreement there has been no exposure of any Person or property to any Hazardous Materials in connection with the operations of the Company and its Subsidiaries that is reasonably expected to result in a material Claim for damages or compensation;
(h)    Schedule 4.17 lists all underground storage tanks currently owned or operated by the Company and each Subsidiary, and all such underground storage tanks are registered, monitored, used and operated in compliance with Environmental Laws; and
(i)    the Company has made available to the Buyer, prior to date hereof, true and complete copies of all material environmental reports, studies, investigations and audits prepared for the Company or its Subsidiaries during the five years preceding the date of this Agreement that are in its or their possession or control and that relate to the operations of the Company or any Subsidiary or to property currently or formerly owned, leased or operated by the Company or any Subsidiary.
(j)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.17 are the KM Member’s and the Company’s sole and exclusive representations and warranties regarding Environmental Laws, including Permits required thereunder, and Hazardous Materials.
4.18    Insurance. Schedule 4.18(a) contains a true and complete list of all insurance policies, managers, directors and officers liability policies and formal self-insurance programs, and other forms of insurance and all fidelity bonds held by or applicable to the Company, each Subsidiary and their respective owned or leased properties. Neither the Company nor any Subsidiary is in default with respect to any provision in any current policy maintained for its benefit, and all such insurance is in full force and effect. Neither the Company nor any Subsidiary has received, nor is there any Company’s Knowledge of, any notice of cancellation or nonrenewal of any such insurance policy, other than routine notice of cancellation or nonrenewal of an insurance policy delivered in connection with negotiating a renewal of such insurance policy. Other than as described on Schedule 4.18(b), no premiums (except for audit premiums in the ordinary course of insurance transactions and legacy retrospective programs for which additional premiums may become due) will be due following the Closing by the Company or any Subsidiary with respect to insurance coverages prior to the Closing.
4.19    Books and Records. The Company and each Subsidiary (a) makes and keeps books, records and accounts, in accordance with the applicable requirements of those Governmental Authorities with jurisdiction over the operations of the Company and each Subsidiary, and which, in reasonable detail, accurately and fairly reflect the transactions, operations and dispositions of assets and (b) maintains systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets can be compared with existing assets at reasonable intervals.
4.20    Managers, Directors and Officers. Schedule 4.20 lists all of the managers, directors and officers of the Company and each Subsidiary as of the date of this Agreement.
4.21    Banks and Accounts. Attached hereto as Schedule 4.21 is a list of all banks or other financial institutions with which the Company or any Subsidiary has an account, showing the type and account number of each such account and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.
4.22    No Undisclosed Liabilities; Company Debt. Except for Liabilities reflected or reserved in the consolidated balance sheets (or disclosed in the notes thereto) included in the Most Recent Financial Statements, the Company and its Subsidiaries have no Liabilities that would be required to be set forth on the face of a consolidated balance sheet of the Company prepared in accordance with GAAP, except Liabilities that (a) were incurred in connection with the transactions contemplated by this Agreement, (b) have been incurred by the Company or a Subsidiary since the date of the most recent consolidated balance sheet included in the Most Recent Financial Statements in the ordinary course of business or (c) are reasonably apparent on the face of any disclosure in any Schedule. Without limiting the foregoing, the Company and the Subsidiaries have no Company Debt as of the date hereof, other than as set forth on Schedule 4.22.
4.23    Absence of Certain Changes. From December 31, 2015 through the date hereof, and except as set forth on Schedule 4.23 and except for the pursuit of the transactions contemplated by this Agreement and the Ancillary Documents, (a) the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practices, and (b) neither the Company nor any Subsidiary has taken any action, or agreed or committed to take any action, that would violate Section 7.2 if taken prior to the Closing Date.

4.24    Intellectual Property. Neither the Company nor any Subsidiary has received any written notice asserting that, and to the Company’s Knowledge, there is no reason to believe that, the conduct of the business of the Company or any Subsidiary infringes upon or violates any Intellectual Property of any Person. Schedules 4.24(i) and 4.24(ii) list all Intellectual Property used in the conduct of the Company’s and the Subsidiaries’ business (and identifies such Intellectual Property as owned or licensed by the Company or the Subsidiaries), other than programs existing on any personal computers owned by the Company or any Subsidiary, back office accounting software or otherwise generally available off-the-shelf software. The Company or a Subsidiary owns or has a license to use the Intellectual Property listed on Schedule 4.24(i), and the Company and its Subsidiaries will receive the benefit of the Intellectual Property listed on Schedule 4.24(ii) in connection with the services provided under the O&M Agreement.
4.25    Title to Personal Property; Maintenance and Sufficiency.
(a)    Except as set forth on Schedule 4.25(a), the Company or a Subsidiary owns good title to all of the material pipelines, equipment and other tangible personal property, in each case, that is necessary for the conduct of the respective businesses of the Company and its Subsidiaries as they currently are conducted (collectively, the “Material Personal Property”), free and clear of all Liens other than Permitted Encumbrances. The Material Personal Property has been owned, constructed, maintained and operated (i) in a good and workmanlike manner and (ii) in a state of repair so as to be suitable, in accordance with the prevailing customary practices in the natural gas pipeline transportation industry, for normal operations consistent with the Company’s past practices.
(b)    Except as set forth on Schedule 4.25(b), no asset being provided to the Company or the Subsidiaries solely pursuant to a contract with the KM Member or an Affiliate thereof is necessary for the conduct of the business of the Company or the Subsidiaries in compliance with Law or any Material Contract.
4.26    Gas Regulatory Matters.
(a)    Neither the Company nor any Subsidiary has received any written Claim, notice or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of the rules and regulations of the FERC, or other Governmental Authority having jurisdiction, relating to operations or assets of the Company or any Subsidiary.
(b)    The rates of the Company and each Subsidiary for the transportation and storage of natural gas are not currently subject to refund by order of the FERC or a state Governmental Authority or a pending stipulation on file with either of the foregoing.
4.27    Gas Imbalances. Other than (a) the gas imbalances which have been or will be cashed out on a monthly basis in the normal course of business pursuant to the terms of Company’s Tariff; (b) those gas imbalances resolved according to the terms of the FERC tariff for Bear Creek Storage Company, L.L.C., (c) gas imbalances accrued under operational balancing agreements, (d) gas owed by Company or a third party under park and loan agreements, or (e) gas imbalances set forth on Schedule 4.27, there do not exist any gas imbalances for which the Company or any of the Subsidiaries will have a duty to deliver an equivalent quantity of gas after the Closing.
4.28    Preferential Rights. No Person has a preferential right to purchase any of the assets owned by or equity interests of the Company or its Subsidiaries as a result of the entry into this Agreement by the KM Member or the Company, or the consummation of or the intent to consummate the transactions contemplated by this Agreement.
4.29    Capital Commitments. Except for the obligations of the Company and its Subsidiaries under the Material Contracts and the capital commitments set forth in the Capital Project Budget, the Company and its Subsidiaries do not have any obligation for capital commitments in excess of $1,000,000. Schedule 4.29 sets forth all written commitments to incur capital expenditures in excess of $1,000,000 on or after the date hereof in connection with the operation of the businesses of the Company and its Subsidiaries.
4.30    Financial Condition. There are no bankruptcy proceedings pending, being contemplated by or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries and no circumstances currently exist that would permit one or more third parties to force the Company or any of the Subsidiaries into involuntary bankruptcy proceeding.
4.31    Solvency. The Company is, and immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Documents will be, Solvent.
4.32    Elba Interest.
(a)    The Company has delivered to the Buyer true and complete copies of the Elba LLC Agreement and any subsequent amendments thereto and all other organizational documents concerning the Company’s ownership of the Elba Interest or any other interest in Elba Express (including, as applicable, certificates of organization, bylaws, partnership agreements, operating agreements or the equivalent). Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision in the Elba LLC Agreement or any such governing documents. The Company has no ownership or other interest in Elba Express other than the Elba Interest. Except for the Elba LLC Agreement or as set forth on Schedule 4.32(a), there are no agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound with respect to Elba Express, including with respect to the ownership, transfer or voting of any equity interests of Elba Express.
(b)    (i) there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries or their respective businesses or assets; (ii) there is no Official Action of any Governmental Authority or arbitrator pending or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries or their respective businesses or assets; and (iii) there is no unsatisfied Order or administrative decision against the Company or any of the Subsidiaries, in each case in respect of or arising from the Company’s ownership of the Elba Interest or otherwise in respect of Elba Express.
(c)    Other than Liabilities arising in the ordinary course of business pursuant to the Contracts set forth on Schedule 4.32(c) (the “Elba Commercial Contracts”) or Contracts entered into after Closing pursuant to the terms of the LLC Agreement, neither the Company nor any Subsidiary has nor will have any Liabilities arising from or in respect of the Elba Interest or otherwise in respect of Elba Express, including contingent Liabilities, Liabilities arising under applicable Law, Liabilities for Taxes or Liabilities to any third party.
(d)    The Company has delivered to the Buyer a true and complete copy of each Elba Commercial Contract (as amended to date). Subject to the General Enforceability Exceptions, (i) each Elba Commercial Contract, with respect to the Company or any Subsidiary, is legal, valid, binding, enforceable, in full force and effect in all material respects; and (ii) each Elba Commercial Contract, with respect to the other parties to such Elba Commercial Contract, to the Company’s Knowledge, is legal, valid, binding, enforceable, in full force and effect in all material respects. Neither the Company nor any Subsidiary is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under any Elba Commercial Contract. To the Company’s Knowledge, no other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Elba Commercial Contract.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE KM MEMBER
The KM Member hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:
5.1    Organization and Good Standing. The KM Member is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and any Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The KM Member is not a “foreign person” within the meaning of Section 1445 of the Code.
5.2    Authorization of Agreement. The execution and delivery of this Agreement by the KM Member and the Ancillary Documents to which it is a party, and the performance of the transactions contemplated herein and therein by the KM Member have been or, when executed, will be duly authorized by all necessary limited liability company action, and no other action on the part of the KM Member is necessary to authorize this Agreement and the Ancillary Documents to which it is or becomes a party or consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Document to which the KM Member is or becomes a party has been or, when executed, will be duly and validly executed and delivered by the KM Member and constitutes or, when executed, will (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitute a valid and binding obligation of the KM Member, enforceable against the KM Member in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions.
5.3    Noncontravention. Neither the execution and delivery by the KM Member of this Agreement and the Ancillary Documents to which it is or becomes a party nor consummation or performance by the KM Member of the transactions contemplated hereby or thereby will: (a) violate any Law, (b) violate the organizational documents of the KM Member, (c) violate any Order to which the KM Member is a party or by which the KM Member is bound (d) violate any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to the KM Member or (e) require any consent from, authorization or approval or other action by and no notice to or declaration, filing or registration with any Governmental Authority or any other third party, except to comply with the HSR Act or as set forth on Schedule 5.3.
5.4    Brokers Fees. The KM Member has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Buyer or the Company shall have any Liability following the Closing.
5.5    Litigation. There is no Legal Proceeding pending, or, to the Company’s Knowledge, threatened against or affecting the KM Member which, if adversely determined, would, or could reasonably be expected to, adversely affect or impede the transactions contemplated in this Agreement, nor is there any Official Action or Order of any Governmental Authority or arbitrator outstanding against the KM Member that is reasonably likely to adversely affect or impede the transactions contemplated in this Agreement.
5.6    Ownership of Member Interests; Title.
(a)    As of the Effective Time and immediately prior to the Closing Date, the KM Member has good and valid title to, and holds record and beneficial ownership of, all outstanding Member Interests of the Company, free and clear of any and all Liens, transfer restrictions and voting agreements or other agreements with respect to the ownership, voting, control or transfer of such Membership Interests (except, in each case, to the extent arising under Laws relating to federal or state securities matters).
(b)    Upon the Closing, the KM Member will have delivered and conveyed to the Buyer good and valid title to the SoCo Interest, free and clear of any and all Liens, transfer restrictions and voting agreements or other agreements with respect to the ownership, voting, control or transfer of such SoCo Interest (except, in each case, to the extent expressly set forth in the Amended and Restated LLC Agreement to be entered into at Closing or arising under Laws relating to federal or state securities matters).
5.7    Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, to the Company’s Knowledge, threatened against the KM Member and no circumstances currently exist that would permit one or more third parties to force the KM Member into involuntary bankruptcy proceeding.

5.8    Solvency.
(a)    The KM Member is, and immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Documents will be, Solvent.
(b)    All negotiations with the Buyer have been at arms-length.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the KM Member as of the date hereof and as of the Closing Date as follows:
6.1    Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Document to which it is a party and to consummate the transactions contemplated hereby and thereby.
6.2    Authorization of Agreement. The execution and delivery of this Agreement by the Buyer and each Ancillary Document to which it is or becomes a party and the performance of the transactions contemplated herein and therein by the Buyer have been duly authorized by all necessary corporate action, and no other action on the part of the Buyer is necessary to authorize this Agreement or the Ancillary Documents to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and each Ancillary Document to which it is or becomes a party has been or, when executed, will be duly and validly executed and delivered by the Buyer and constitutes or, when executed, will (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions.
6.3    Noncontravention. Neither the execution and delivery by the Buyer of this Agreement and the Ancillary Documents to which it is or becomes a party nor consummation or performance by the Buyer of the transactions contemplated hereby or thereby will: (a) violate any Law, (b) violate the certificate of incorporation or bylaws of the Buyer, (c) violate any Order to which the Buyer is a party or by which the Buyer is bound, (d) violate any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to the Buyer, (e) violate any joint venture or other ownership arrangement of the Buyer or (f) require any consent from, authorization or approval or other action by, and no notice to or declaration, filing or registration with any Governmental Authority or any other third party, except to comply with the HSR Act.
6.4    Litigation. There is no Legal Proceeding pending, or, to the knowledge of the Buyer, threatened against or affecting the Buyer which, if adversely determined, would, or could reasonably be expected to, adversely affect or impede the transactions contemplated in this Agreement, nor is there any Official Action or Order of any Governmental Authority or

arbitrator outstanding against the Buyer that is reasonably likely to adversely affect or impede the transactions contemplated in this Agreement.
6.5    Investment Intent; Nature of Investment. The Buyer is acquiring the SoCo Interest for investment purposes only and not with a view toward resale or distribution thereof in violation of applicable securities Laws. The Buyer acknowledges that it can bear the economic risk of its investment in the SoCo Interest, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the SoCo Interest. The Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act. The Buyer understands that none of the SoCo Interest will have been registered pursuant to the Securities Act or any applicable state securities Laws, that the SoCo Interest will be characterized as “restricted securities” under federal securities Laws and that the SoCo Interest may not be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
6.6    Funding. The Buyer will have at Closing sufficient funds available to pay the Purchase Price and any expenses incurred or to be incurred by the Buyer in connection with the transactions contemplated by this Agreement.
6.7    Brokers Fees. The Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Company or the KM Member shall have any Liability following the Closing.
6.8    Governmental Approvals. Except as set forth in Schedule 6.8, no consent, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority is required to be obtained or made by Buyer in connection with the execution, delivery or performance by the Buyer of this Agreement or the execution and delivery of any Ancillary Document to be executed and delivered by it at Closing, other than compliance with the HSR Act.
6.9    Disclosure of Information. The Buyer represents that it has had (a) an opportunity to undertake its own investigation of the Company, its Subsidiaries and the Member Interests and to ask questions of and receive answers from the KM Member and the Company regarding the Company and its business, assets, results of operation, and financial condition; and (b) is basing its decision to purchase the SoCo Interest and consummate the transactions contemplated in this Agreement and the Ancillary Documents solely on such investigations and the expressed representations and warranties of the Company and the KM Member as set forth in Article IV and Article V.
ARTICLE VII
ADDITIONAL AGREEMENTS
7.1    Further Actions. Subject to the terms and conditions of this Agreement, and without need for further consideration, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement prior to the Termination Date, including cooperating fully with the other Parties and providing information and making all necessary filings with Governmental Authorities. If, at any time after the Closing Date, any further commercially reasonable actions are necessary or desirable to carry out the purposes of this Agreement the Parties will use commercially reasonable efforts to take those necessary actions, including but not limited to executing and delivering such further agreements, conveyances, assignments, certificates, instruments and documents and performing such other actions as the requesting party may reasonably request in order to fully consummate the foregoing actions.
7.2    Conduct of Business Pending the Closing. Except as set forth on Schedule 7.2, prior to the Closing Date, the Company will cause each of its Subsidiaries to (except as consented to in writing by the Buyer, which consent shall not (except as provided in Section 7.2(g)) be unreasonably withheld, conditioned or delayed, or otherwise contemplated or permitted under this Agreement and the Ancillary Documents):
(a)    carry on its business in the ordinary course of business and in a manner consistent with the Company’s past practices;
(b)    use commercially reasonable efforts to carry on its business (including incurring and paying capital and operating expenses) in accordance with the Capital Project Budget and make capital calls as required, if any, to fund the capital projects contemplated therein;
(c)    use commercially reasonable efforts to maintain its properties and facilities, including those held under leases, in substantially the same state of working order and condition as at present, ordinary wear and tear excepted;
(d)    not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;
(e)    not sell, lease, mortgage, encumber, pledge, grant a lien on or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of any portion of its assets, other than in the ordinary course of the business of the Company or the Subsidiaries, consistent with the Company’s past practices (provided that any disposition of assets with a value of more than $10,000,000 in the aggregate shall require the Buyer’s consent whether or not in the ordinary course of business);
(f)    except in the ordinary course of business, (i) not increase or agree to increase the compensation payable or to become payable to any of its officers, managers, or directors or (ii) not grant any severance or termination pay to, or enter into any employment or severance agreement with any officer, manager or director;
(g)    not declare, set aside or pay any dividend or other distribution with respect to any of its outstanding equity interests, or make any issuance, reclassification, redemption, purchase or other acquisition of any of its equity securities; provided, that the foregoing shall not limit cash dividends or distributions (other than cash dividends or distributions made from FT Agreement Termination Proceeds, for which Buyer may withhold consent in its sole and absolute discretion); and provided further that the foregoing shall not limit dividends or distributions by a Subsidiary to the Company;
(h)    keep in full force and effect present insurance policies or other comparable insurance coverage;
(i)    use all commercially reasonable efforts to maintain and preserve its business organization and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;
(j)    not engage in any business activity other than related to the business currently anticipated to be conducted by the Company or its Subsidiaries at and after the Closing Date;
(k)    not incur any new Company Debt in excess of $1,000,000 in the aggregate unless such Company Debt will (i) be repaid prior to Closing and (ii) not be factored in the calculation of the Working Capital Adjustment or the Long-Term Indebtedness Adjustment;
(l)    not enter into any Contract that would constitute a Material Contract;
(m)    not make any material change in accounting principles, methods or policies (except as may be required by changes in applicable Law or changes in GAAP) or make or change any election, or adopt or change any method of accounting or make any other change with respect to (i) federal Taxes or (ii) any state or local Taxes that are material or that are made outside the ordinary course of business, in each case that would be binding on the Company or any Subsidiary for any taxable period that includes any period after the Closing;
(n)    not cancel or compromise any Claim or amend, modify, cancel, terminate, relinquish, waive or release any Material Contract or material right of the Company or any Subsidiary, except (excluding any Material Contract with a Related Party) in the ordinary course of business or as would not require payment by the Company or the Subsidiaries of greater than $1,000,000;
(o)    not make or commit to make any capital expenditures or issue any new “authorities for expenditure” relating to capital expenditures, in either case in excess of $1,000,000 or make or commit to make any individual operating expenditure in excess of $1,000,000, other than (i) as set forth in the Capital Project Budget or (ii) the capital expenditures, new “authorities for expenditure” and operating expenditures set forth on Schedule 7.2(o) to which the Parties hereby agree;
(p)    not enter into any Contract that would restrain, restrict, limit or impede the ability of the Company or its Subsidiaries to compete with any Person or to conduct any business or line of business in any geographic area;

(q)    not amend the organizational documents of the Company or any of the Subsidiaries; and
(r)    not authorize, or agree in writing or otherwise to take, any action in contravention of this Section 7.2.
7.3    Intercompany Agreements. Prior to the Closing, the KM Member and the Company shall take such action as may be required so that (a) all intercompany accounts receivable and notes and loans receivable relating to the Company’s and the Subsidiaries’ business or assets and between the Company or any Subsidiary, on the one hand, and the KM Member or its Affiliates (excluding the Company and the Subsidiaries), on the other hand, (b) all intercompany accounts payable and notes and loans payable relating to the Company’s and the Subsidiaries’ business or assets, and between the Company or any Subsidiary, on the one hand, and the KM Member or its Affiliates (excluding the Company and the Subsidiaries), on the other hand, and (c) all Contracts between the Company or any Subsidiary, on the one hand, and the KM Member or its Affiliates (excluding the Company and the Subsidiaries), on the other hand (including, for the avoidance of doubt, all intercompany cash management agreements or arrangements), in each case, will be terminated, transferred out of the Company or the applicable Subsidiary or otherwise eliminated or settled with no Liability to the Buyer, the Company or the Subsidiaries following Closing, it being understood that such intercompany accounts, as so settled, shall not be included in the calculation of Net Working Capital under Article III; provided, however, that nothing in this Section 7.3 shall require the KM Member, the Company or any of their respective Affiliates to terminate any of the Contracts set forth on Schedule 7.3. Prior to the Closing, the KM Member and the Company shall take such action as may be required to sever the Company and the Subsidiaries from the existing consolidated cash management system that includes the KM Member and its Affiliates, return to the Company and the Subsidiaries cash owned by them that, as of the Closing Date, is held by the KM Member or its Affiliates other than the Company and the Subsidiaries, and ensure that from and after the Closing Date cash generated by the Company and the Subsidiaries is consolidated at and held by or on behalf of the Company or the Subsidiaries as provided in the O&M Agreement.
7.4    Access to Information.
(a)    Between the date hereof and the Closing, the KM Member: (a) shall give the Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to the facilities, books and records of the Company; and (b) shall cause officers of the Company and the KM Member to furnish the Buyer and its authorized representatives with such financial and operating data and other information with respect to the Company as the Buyer may from time to time reasonably request. The KM Member shall have the right to have a representative present at all times during any such inspections and examinations conducted at the offices or other facilities or properties of the KM Member or the Company. In addition, between the date hereof and the Closing Date, the KM Member shall provide to the Buyer reasonable access to its employees, provided that (i) the Buyer shall advise the KM Member in advance of any meetings or communications with such employees and the general purpose of such meetings or communications and (ii) the KM Member shall have the right to have a representative present at all times during such meetings. The Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. The Buyer shall have no right of access to, and the KM Member shall have no obligation to provide to the Buyer any information the disclosure of which would jeopardize any privilege available to the Company, the KM Member or any of its Affiliates relating to such information or would cause the KM Member or any of its Affiliates or the Company to breach a confidentiality obligation (provided, however, that if requested by the Buyer, the KM Member or the Company will use commercially reasonable efforts to obtain a waiver of such confidentiality obligation; provided, that neither the KM Member nor the Company shall have any obligation to compensate such applicable counterparty for such waiver or waive any rights that the KM Member or the Company, as the case may be, may have against such applicable counterparty) or contravene Law. Any access granted as provided in this Section 7.4(a) shall be at the Buyer’s sole risk and expense and shall be subject to restrictions under the Company’s written workplace safety guidelines (which shall be provided to the Buyer in advance of such access) and applicable Law. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the KM Member, which may be withheld for any reason, (y) the Buyer shall not contact in connection with the transactions to be consummated by this Agreement any suppliers to, or customers of, the Company, the KM Member or the KM Member’s Affiliates, and (z) the Buyer shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or the Subsidiaries. The KM Member makes no representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 7.4(a), and the Buyer may not rely on the accuracy of any such information other than as expressly set forth in the representations and warranties contained in Article IV or Article V.
(b)    The Buyer shall indemnify, defend and hold the Company, the Subsidiaries, the KM Member and their respective Affiliates harmless from and against any and all Losses suffered by any of them relating to, resulting from or arising out of examinations or inspections made by the Buyer or its representatives pursuant to this Section 7.4; provided, however, that the Buyer shall not have any Liability arising out of the discovery of any existing environmental contamination or condition during any such examinations or inspections except in respect of its ownership interest, on and after the Closing, in the Company. THE FOREGOING INDEMNIFICATION AND HOLD HARMLESS SHALL APPLY WHETHER OR NOT SUCH LOSSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE KM MEMBER OR THE COMPANY OR (ii) STRICT LIABILITY.
(c)    The Parties shall cooperate with respect to certain financial disclosures and activities in accordance with the following:
(i)    The KM Member and the Company shall use commercially reasonable efforts to deliver or cause to be delivered to the Buyer on or before August 15, 2016, (A) the audited financial statements and related footnotes of the Company and its Subsidiaries for the years ended December 31, 2015, 2014 and

2013, including the report of PricewaterhouseCoopers with respect to such audited financial statements, and (B) the unaudited financial statements and related footnotes of the Company and its Subsidiaries for the three and six months ended June 30, 2016 and 2015. The KM Member will use commercially reasonable efforts to cause to be delivered to the Buyer, (1) in advance of any applicable filing with the U.S. Securities and Exchange Commission, a consent from PricewaterhouseCoopers with respect to the filing of the report referred to in the foregoing clause (A), it being understood and agreed that such filing may occur at any time on or after the delivery of such report to the Buyer and in advance of the Closing Date, and (2) any financial statements of the Company and its Subsidiaries for subsequent periods ending prior to the Closing Date, including any required audit opinions, as may be required by applicable securities Laws in connection with any Form 8-K filed by the Buyer for the purpose of updating any registration statement filed with the U.S. Securities and Exchange Commission and any Form 8-K required to be filed by Buyer under Item 2.01 of Form 8-K, with such additional financial information to be provided not later than 45 days after the end of any such subsequent period (or 60 days with respect to any year-end). Furthermore, the KM Member will use commercially reasonable efforts to assist the Buyer with all actions and things reasonably necessary, proper or advisable for the Buyer to (y) arrange, syndicate and obtain any financing arrangements of the Buyer in connection with this Agreement or the Ancillary Documents, including designating one member of senior management of the Company to participate in the preparation of offering and syndication documents and materials and providing reasonable and customary authorization and management representation letters and requesting the Company’s independent auditors to provide customary accountant’s comfort letters and consents, and (z) obtain any corporate credit ratings and, if applicable, facility ratings from any ratings agency. Notwithstanding the foregoing, nothing in this Section 7.4(c)(i) will require such assistance to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries.
(ii)    The Buyer shall promptly reimburse the KM Member or the Company, as applicable for all (A) third party billed fees, costs and expenses and (B) reasonable out-of-pocket costs and expenses incurred by the KM Member or the Company with respect to the KM Member’s obligations under Section 7.4(c)(i).
(iii)    The Parties shall cooperate with and reasonably assist the other Parties, including using commercially reasonable efforts to provide such financial and other information, records and documents and access to such Party’s personnel, advisors and accountants as may be reasonably requested by the KM Member in the discharge of the KM Member’s obligations under Section 7.4(c)(i).

7.5    Regulatory Approvals.
(a)    Each Party shall cooperate and use its commercially reasonable efforts to prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents and use its commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of and any exemption or nonopposition by, any Governmental Authority required to be obtained or made by the Company, the KM Member or the Buyer or any of their respective Affiliates in connection with the transactions contemplated hereby or the taking of any action contemplated thereby or by this Agreement. Notwithstanding anything to the contrary contained herein (including, for the avoidance of doubt, Section 7.1), in no event shall (i) the Buyer, the KM Member or any of their Affiliates be required to propose, negotiate, commit to or effect by consent decree, hold separate order, trust or otherwise, the sale, divestiture or disposition of any assets or business of such Party or any of its Affiliates, or (ii) the Company, Buyer or KM Member be required to agree or otherwise commit to take actions that after the Closing Date would require any of them to comply with prescribed standards, protocols or guidelines (“Requirements”) in the operation or corporate governance of the Company, except to the extent such Requirements would not cause a material amendment of any Member’s rights under Article 6 of the LLC Agreement or materially limit the ability of or materially increase the costs to such Party, any of its Affiliates or the Company or any of the Subsidiaries to conduct their respective business or to own, operate or participate in their respective properties or assets.
(b)    No later than 21 days following the Effective Time, the KM Member, the Company and the Buyer will file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms pursuant to the HSR Act and will as promptly as practicable, using commercially reasonable efforts, furnish any supplemental information that may be requested in connection therewith. The Parties will request, and use commercially reasonable efforts to obtain, expedited treatment (i.e., early termination) of such filing. The Parties shall use commercially reasonable efforts to make or modify all other filings and submissions on a prompt and timely basis in connection with the filings required by this Section 7.5. Each of the Parties will bear their own costs and expenses relating to the compliance with this Section 7.5, and the Buyer and the KM Member will each be responsible for paying 50% of any filing fees related to any notification and report forms under the HSR Act applicable to this Agreement.
7.6    Updates; Other Actions.
(a)    Each Party, as appropriate, shall update the Schedules to this Agreement at least two Business Days prior to the Closing Date to reflect any matter first arising or discovered after the date of this Agreement which, if existing and known as of the execution of this Agreement, would have been required to be set forth in such Party’s Schedules; provided that no such update to any Schedule shall be deemed to have amended, modified or superseded such Schedule as originally attached hereto, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of such Schedule, unless the KM Member (in the case of an update made by the Buyer) or the Buyer (in the case of an updated made by the KM Member or the Company) shall have accepted in writing such updates to such Schedule. Notwithstanding anything to the contrary in this Agreement, any failure of a Party to update a Schedule pursuant to this Section 7.6(a) with respect to a matter that constitutes a breach of a representation or warranty shall be, solely for the purposes of Section 11.4, deemed a breach of such representation or warranty and not a breach of the covenants set forth in this Section 7.6(a).
(b)    Except as contemplated by this Agreement, neither the Company, the KM Member nor the Buyer shall, nor permit any of their respective Affiliates to, take or agree or commit to take any action that is reasonably likely to result in any of the conditions to the transactions contemplated hereby set forth in Article VIII not being satisfied. Each Party agrees to use its commercially reasonable efforts to satisfy the conditions to the Closing set forth in this Agreement prior to the Termination Date.
7.7    Casualty Events. Upon the occurrence of a Casualty Event, the Parties’ rights and remedies in respect of such Casualty Event shall be as follows:
(a)    The Company shall notify the Buyer promptly in writing of such Casualty Event, which notice shall include: (i) a reasonable description of the facts and circumstances surrounding the Casualty Event then known to the Company; (ii) the Company’s preliminary assessment of the effect of the Casualty Event on the applicable assets; (iii) the Company’s preliminary assessment of whether, and the extent to which, any Casualty Losses sustained as a result of such Casualty Event are covered by one or more insurance policies; and (iv) the Estimated Casualty Loss.
(b)    If the associated Estimated Casualty Loss (or the Actual Casualty Loss if then known) is equal to or greater than the Casualty Termination Threshold, then either Party shall have the option to terminate this Agreement as provided in Section 10.1(b)(iv).
(c)    If the associated Estimated Casualty Loss (or the Actual Casualty Loss if then known) is greater than $1,000,000 (the “De Minimis Casualty Amount”) and the Agreement has not been terminated pursuant to Section 7.7(b), then the KM Member shall, at its option, elect by delivering written notice thereof to the Buyer (such notice, a “Casualty Election Notice”) (i) to repair or replace the assets directly affected by such Casualty Event at the Company’s expense and, subject to Section 7.7(f), adjust downward the Base Purchase Price by 50% of any such Estimated Casualty Loss (or the Actual Casualty Loss if then known), or (ii) repair or replace the assets directly affected by such Casualty Event at the KM Member’s expense and no downward adjustment to the Base Purchase Price shall occur as a result of such Casualty Event. If the KM Member elects to repair or replace any assets affected by a Casualty Event in accordance with this Section 7.7(c), then the KM Member shall promptly commence and diligently execute the repair and/or replacement of such assets with similar grade quality and condition and as required by applicable Law.

(d)    If the associated Estimated Casualty Loss (or the Actual Casualty Loss if then known) is less than or equal to the De Minimis Casualty Amount, then the Company shall (and the KM Member shall cause the Company to) repair, replace or abandon the assets that are the subject of such Casualty Event in accordance with the Company’s best practices and procedures. The Base Purchase Price shall not be adjusted downward in respect of any Casualty Event for which the Estimated Casualty Loss (or the Actual Casualty Loss if then known) does not exceed the De Minimis Casualty Amount.
(e)    For the avoidance of doubt, repair or replacement measures need not be initiated or completed, or be capable of being initiated or completed, prior to Closing for the KM Member or the Company, as the case may be, to avail itself of this Section 7.7; provided, however, that the KM Member or the Company, as the case may be, shall be obligated to repair or replace the assets (to the extent it has elected to do so in accordance with Section 7.7(c)) as soon as reasonably practicable.
(f)    As promptly as practicable following the occurrence of a Casualty Event, the Company shall ascertain the Actual Casualty Loss in respect of such Casualty Event. If (x) the Actual Casualty Loss in respect of a Casualty Event differs from the Estimated Casualty Loss in respect of such Casualty Event, (y) an adjustment to the Base Purchase Price pursuant to Section 7.7(c)(i) occurred and (z) the Closing has occurred, then an adjustment payment shall be made as provided in this Section 7.7(f). Any dispute between the KM Member and Buyer in calculating the Actual Casualty Loss in respect of a Casualty Event shall be resolved by any legally available means, subject to Section 14.8, and the amount determined pursuant to such dispute resolution shall be deemed the Actual Casualty Loss in respect of such Casualty Event. An adjustment payment contemplated by this Section 7.7(f) shall be paid in cash by wire transfer of immediately available funds promptly (but in any event within five Business Days) following determination of the Actual Casualty Loss as follows:
(i)    If the Estimated Casualty Loss is greater than the Actual Casualty Loss, then Buyer shall pay to the KM Member an amount in cash equal to 50% of the amount of such excess.
(ii)    If the Estimated Casualty Loss is less than the Actual Casualty Loss, then the KM Member shall pay to the Company an amount in cash equal to 50% of the amount of such shortfall.
For the avoidance of doubt, no adjustment pursuant to this Section 7.7(f) shall increase or decrease the KM Member’s or the Buyer’s relative holdings of Membership Interests.
7.8    No Other Representations; Disclaimer. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE IV, ARTICLE V AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN THE CERTIFICATE DELIVERED IN ACCORDANCE WITH SECTION 9.1(b)(ii), THE BUYER ACKNOWLEDGES AND AGREES THAT NEITHER THE KM MEMBER NOR THE COMPANY MAKES ANY REPRESENTATION OR WARRANTY WHATSOEVER TO THE BUYER AND THAT EACH OF THE KM MEMBER AND THE COMPANY HEREBY DISCLAIMS ALL

LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE BUYER OR ITS REPRESENTATIVES (INCLUDING WITHOUT LIMITATION ANY OPINION, INFORMATION, PROJECTION, OR ADVICE (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH OPINION, INFORMATION, PROJECTION, OR ADVICE) THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE BUYER OR ITS REPRESENTATIVES BY ANY OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF EITHER OF THE KM MEMBER OR THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING ANY INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYER IN ANY “DATA ROOM.” EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV, ARTICLE V AND THE CERTIFICATE DELIVERED IN ACCORDANCE WITH SECTION 9.1(b)(ii), EACH OF THE KM MEMBER AND THE COMPANY HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE ASSETS OF THE COMPANY OR ITS SUBSIDIARIES (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV, ARTICLE V AND THE CERTIFICATE DELIVERED IN ACCORDANCE WITH SECTION 9.1(b)(ii), NEITHER THE KM MEMBER NOR THE COMPANY MAKES ANY REPRESENTATION OR WARRANTY TO THE BUYER REGARDING THE COSTS INCURRED (OR TO BE INCURRED) BY THE COMPANY, ITS MEMBERS OR THEIR RESPECTIVE AFFILIATES IN CONNECTION WITH CONSTRUCTION, MAINTENANCE OR OPERATION OF THE COMPANY’S OR ITS SUBSIDIARY’S ASSETS; OR THE LIKELIHOOD OF SUCCESS OR PROFITABILITY OF THE BUSINESS OF THE COMPANY AND ANY SUBSIDIARIES.
ARTICLE VIII
CONDITIONS TO THE CLOSING
8.1    Buyer’s Conditions. The obligation of the Buyer to complete the Closing is subject to fulfillment prior to or at the Closing of each of the following conditions, each of which shall be deemed to be fully satisfied upon the Closing:
(a)    No Legal Proceeding. At the Closing, no Legal Proceeding shall be pending or threatened by any Person (other than the Company or its Affiliates) seeking to enjoin, or prevent or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement, nor shall an Injunction, Order or Official Action have been enacted or issued that on a temporary or permanent basis restrains, enjoins, invalidates or prohibits the consummation of the transactions contemplated hereby.
(b)    Fulfillment of Obligations. The KM Member and the Company shall have duly performed or complied in all material respects with all of the obligations and covenants to be performed or to which compliance by each of them is required under the terms of this Agreement at or prior to the Closing Date.
(c)    Accuracy of Representations and Warranties. The representations and warranties of the Company and the KM Member set forth herein shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for any particular representation and warranty made only as of a specified date which shall be true and correct only as of such specified date), except for such failure of representations and warranties to be true and correct (without regard to any qualifications with respect to materiality, Material Adverse Effect or the like contained therein) as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties of the Company and the KM Member set forth in Sections 4.30, 4.31, 5.7 and 5.8 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date without regard to whether any inaccuracy in such representations and warranties would have a Material Adverse Effect, individually or in the aggregate. Notwithstanding anything in this Agreement to the contrary, in no event shall the occurrence of one or more Casualty Events be deemed to result in a failure of the condition specified in this Section 8.1(c) to be satisfied. Casualty Events are addressed exclusively in Sections 7.7 and 10.1(b)(iv).
(d)    No Material Adverse Effect. Since the Effective Time, there shall not have occurred an event or circumstance or series of events or circumstances relating to the Company or any Subsidiary that has had, or is reasonably likely to have, a Material Adverse Effect; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall a Material Adverse Effect be deemed to have occurred in respect of this Section 8.1(d) as a result of one or more Casualty Events. Casualty Events are addressed exclusively in Sections 7.7 and 10.1(b)(iv).
(e)    HSR Act. The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.
(f)    Closing Deliveries. The KM Member or the Company, as is appropriate, shall have delivered, or caused to be delivered, at or before the Closing all of the items listed in Section 9.1 and all other agreements, instruments and documents required by other terms of this Agreement to be executed or delivered by the KM Member or the Company or any of their respective Affiliates prior to or in connection with the Closing.
8.2    The KM Member’s Conditions. The obligation of the KM Member to complete the Closing is subject to fulfillment prior to or at the Closing of each of the following conditions, each of which shall be deemed to be fully satisfied upon the Closing:
(a)    No Legal Proceeding. At the Closing, no Legal Proceeding shall be pending or threatened by any Person (other than the Buyer or its Affiliates) seeking to enjoin, or prevent or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement, nor shall an Injunction, Order or Official Action have been enacted or issued that on a temporary or permanent basis restrains, enjoins, invalidates or prohibits the consummation of the transactions contemplated hereby.
(b)    Accuracy of Representations and Warranties. The representations and warranties of the Buyer set forth herein shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for any particular representation and warranty made only as of a specified date which shall be true and correct only as of such specified date), except for such failure of representations and warranties to be true and correct (without regard to any qualifications with respect to materiality, Material Adverse Effect or the like contained therein) as, individually or in the aggregate, would not reasonably be expected to adversely affect or impede the transactions contemplated in this Agreement.
(c)    Fulfillment of Obligations. The Buyer shall have duly performed or complied in all material respects with all of the obligations and covenants to be performed or to which compliance by the Buyer is required under the terms of this Agreement at or prior to the Closing Date.
(d)    HSR Act. The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.
(e)    Closing Deliveries. The Buyer shall have delivered, or caused to be delivered, at or before the Closing all of the items listed in Section 9.2 and all other agreements, instruments and documents required by other terms of this Agreement to be executed or delivered by the Buyer or its Affiliates prior to or in connection with the Closing.
ARTICLE IX
DELIVERIES AT THE CLOSING
9.1    Deliveries to the Buyer. At the Closing, the KM Member or the Company, as is appropriate, shall deliver, or shall cause to be delivered, to the Buyer the following:
(a)    the SoCo Interests and any and all necessary documentation evidencing the authorized sale of the SoCo Interest by the KM Member to the Buyer in accordance with the terms hereof;
(b)    a certificate of an authorized officer of the KM Member dated as of the Closing Date, (i) setting forth resolutions of the sole member of the KM Member authorizing the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and (ii) certifying that the conditions set forth in Sections 8.1(b) and 8.1(c) have been satisfied or waived in writing by the Buyer;

(c)    a certificate of existence of the Company and each Subsidiary from the secretary of state of each state in which they are organized and a certificate of the good standing of the Company and each Subsidiary from each state in which they are organized, and a certificate of qualification of the Company and each Subsidiary as a foreign entity authorized to do business in each state in which they are so qualified, in each case dated as of a date not earlier than 10 days prior to the Closing Date;
(d)    evidence reasonably satisfactory to the Buyer of receipt of all notices, consents and waivers referenced on Schedules 4.4 and 5.3;
(e)    evidence reasonable satisfactory to the Buyer of the release of any and all Liens, if any, arising from or relating to the KM Member or its Affiliates (excluding the Company and the Subsidiaries) and upon the Member Interests or the assets of the Company or any Subsidiary;
(f)    a certification of non-foreign status of the KM Member (or, if the KM Member is disregarded for Tax purposes, its regarded owner) in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2);
(g)    the Amended and Restated LLC Agreement, duly executed by the KM Member;
(h)    the O&M Agreement, duly executed by the Company and Operator;
(i)    the Releases of Guarantor substantially in the form of Exhibit A, duly executed by Barclays Bank PLC, as administrative agent, releasing (A) the Guarantee Agreement dated as of November 26, 2014 among the Company, the other guarantors party thereto and Barclays Bank PLC, as Administrative Agent, and (B) the Guarantee Agreement dated as of January 26, 2016 among the Company, the other guarantors party thereto and Barclays Bank PLC, as Administrative Agent;
(j)    a certificate of an authorized officer of the KM Member dated as of the Closing Date certifying that the Company and the Subsidiaries have been released from each of the Kinder Morgan Guarantees; and
(k)    all other such documents and instruments as the Buyer may reasonably request in furtherance of the consummation of the transactions contemplated hereby.
9.2    Deliveries by the Buyer. At the Closing, the Buyer shall deliver, or cause to be delivered, the following:
(a)    to the KM Member, the Estimated Purchase Price in accordance with Section 3.1;
(b)    to the KM Member, a certificate of an authorized officer of the Buyer dated as of the Closing Date, (i) setting forth resolutions of the board of directors of the Buyer authorizing the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and (ii) certifying that the conditions set forth in Sections 8.2(b) and 8.2(c) have been satisfied or waived in writing by the KM Member;
(c)    to the KM Member, the Amended and Restated LLC Agreement, duly executed by the Buyer; and
(d)    to the KM Member or the Company, as applicable, all other such documents as the KM Member may reasonably request.
ARTICLE X
TERMINATION
10.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:
(a)    by mutual written consent of the KM Member, the Company and the Buyer;
(b)    by the KM Member or the Buyer, upon delivery of written notice to the other Party:
(i)    if there shall have been any breach by the other Party (which, in the case of the right of termination by the Buyer, shall include any breach by the KM Member or the Company) of any representation, warranty, covenant or agreement set forth in this Agreement which breach (A) would give rise to the failure of a condition to the Closing hereunder and (B) either (1) cannot be cured or (2) if it can be cured, has not been cured prior to the first to occur of (x) 5:00 p.m. on the date that is 30 days following receipt by the breaching party of written notice of such breach or such other mutually acceptable period and (y) 5:00 p.m. on the date immediately preceding the Termination Date;
(ii)    if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any Governmental Authority shall have issued any Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such Order or other action shall have become final and nonappealable;
(iii)    if the Closing shall not have occurred on or before the date that is six months from the date of this Agreement or such later date as mutually agreed in writing by the Parties (the “Termination Date”); provided, however, that (A) either Party may extend the Termination Date by an additional six months upon written notice to the other Party if the conditions set forth in Sections 8.1(e) and Section 8.2(d) have not been satisfied within four months from the date of this Agreement and (B) the right to terminate this Agreement under this clause (iii) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulting in, the failure of the Closing to occur on or before such date; or

(iv)    if the aggregate Estimated Casualty Losses (or the Actual Casualty Loss if then known) in respect of all Casualty Events exceeds the Casualty Termination Threshold; provided that such termination will only be effective if such notice of termination is delivered within 30 days after the KM Member has delivered a Casualty Election Notice to Buyer in accordance with Section 7.7(c).
10.2    Specific Performance; Effect of Termination. If the conditions to the Closing set forth in Section 8.2 have been satisfied or waived and the KM Member or the Company fail to close for any reason except pursuant to an express right as set forth herein, the Buyer will be entitled to seek specific performance of this Agreement. If the conditions in Section 8.1 have been satisfied or waived and the Buyer fails to close for any reason except pursuant to an express right as set forth herein, the KM Member and the Company will each be entitled to seek specific performance of this Agreement. The Parties agree that in either such event, irreparable damage to the Buyer, the KM Member or the Company, as applicable, may occur, no adequate remedy at law may exist and damages may be difficult to determine, and that the Buyer, the KM Member or the Company, as the case may be, shall be entitled to seek specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. In the event of termination of this Agreement by any Party as provided in Section 10.1, this Agreement shall forthwith become void, except this Section 10.2 and Article XIII shall survive the termination hereof, and there shall be no Liability or obligation on the part of any Party with respect to the transactions contemplated in this Agreement or any Ancillary Documents except to the extent that such termination results from the willful breach by a Party of any of its representations and warranties or of any of its covenants or agreements contained in this Agreement.
ARTICLE XI
INDEMNIFICATION
11.1    KM Member Indemnification. After the Closing, subject to the limitations set forth in Section 11.4, the KM Member agrees to defend, indemnify and hold the Buyer and its Affiliates, and the officers, managers, directors, employees and agents thereof, harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from (a) any breach of any representation, warranty, agreement or covenant on the part of the KM Member or the Company contained in or made pursuant to this Agreement and (b) any Taxes allocated to the KM Member pursuant to Section 12.2(a); provided, however, that the KM Member shall have no obligation pursuant to this Article XI in respect of a Casualty Event, which are addressed exclusively in Section 7.7 and 10.1(b)(iv). THE INDEMNIFICATION OBLIGATIONS OF THE KM MEMBER PURSUANT TO THIS SECTION 11.1 SHALL APPLY WHETHER OR NOT SUCH LOSSES ARISE OUT OF (X) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNITEE OR (Y) STRICT LIABILITY.
11.2    Buyer Indemnification. After the Closing, subject to the limitations set forth in Section 11.4, the Buyer hereby agrees to defend, indemnify and hold the KM Member and the Company and each of their respective Affiliates, and the officers, managers, directors, employees and agents of each of the foregoing harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from any breach of any representation, warranty, agreement or covenant on the part of the Buyer contained in or made pursuant to this Agreement. THE INDEMNIFICATION OBLIGATIONS OF THE BUYER PURSUANT TO THIS SECTION 11.2 SHALL APPLY WHETHER OR NOT SUCH LOSSES ARISE OUT OF (X) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNITEE OR (Y) STRICT LIABILITY.
11.3    Indemnification Procedures.
(a)    If any third party asserts any Claim against a Party which would entitle the Party to indemnification under this Article XI (the “Indemnified Party”), it shall give notice of such Claim to the Party from whom it intends to seek indemnification (the “Indemnifying Party”), which notice shall describe the nature of the Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Loss that has been or may be sustained by the Indemnified Party, and the Indemnifying Party shall have the right to assume the defense and, subject to Section 11.3(b), settlement of such Claim at its expense by representatives of its own choosing acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld). The failure of the Indemnified Party to notify the Indemnifying Party of such Claim shall not relieve the Indemnifying Party of any Liability that the Indemnifying Party may have with respect to such Claim, except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall have the right to participate in the defense of such Claim at its sole expense (which expense shall not be deemed to be a Loss), in which case the Indemnifying Party shall reasonably cooperate in providing information to and consulting with the Indemnified Party about the Claim. The Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party if it is advised by counsel that an actual or reasonably likely conflict of interest makes it advisable for the Indemnified Party to be represented by separate counsel and reasonable expenses and fees of such separate counsel shall be paid by the Indemnifying Party. If the Indemnifying Party fails or does not assume the defense of any such Claim within 15 days after written notice of such Claim has been given by the Indemnified Party to the Indemnifying Party, the Indemnified Party may defend against or, subject to Section 11.3(b), settle such Claim with counsel of its own choosing at the expense (to the extent reasonable under the circumstances) of the Indemnifying Party.
(b)    If the Indemnifying Party does not assume the defense of a Claim involving the asserted Liability of the Indemnified Party under this Article XI, no settlement of, or admission of guilt with respect to such Claim shall be made by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party assumes the defense of such a Claim, no settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (i) there is no finding or admission of any violation of Law and no effect on any other Claim that may be made against the Indemnified Party, (ii) the sole relief provided is monetary damages that have been paid in full by the Indemnifying Party and (iii) the settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release in form and substance reasonably satisfactory to the Indemnified Party, from all Liability in respect of such Claim.
(c)    Any Claim for indemnification of Losses suffered by an Indemnified Party under this Article XI that is not a third party claim shall be asserted by giving prompt written notice thereof to the Indemnifying Party, which notice shall describe the nature of the Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Loss that has been or may be sustained by the Indemnified Party (a “Direct Claim Notice”). The Indemnifying Party will, within 15 Business Days after the receipt of a Direct Claim Notice, notify the Indemnified Party whether it accepts or contests its obligation of indemnity hereunder. If the Indemnifying Party does not timely respond to such Direct Claim Notice or rejects its obligation of indemnity hereunder, then the dispute will be resolved by any legally available means, subject to Section 14.8.
11.4    Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:
(a)    The maximum aggregate amount for which the KM Member may be liable for breaches of the representations and warranties of KM Member and the Company under this Article XI shall be limited to an amount equal to 15.0% of the Final Purchase Price (the “Cap”); provided, however, that the Cap shall not apply with respect to any Claims asserted by the Buyer for a breach of the Fundamental Representations or the representations and warranties of the Company contained in Section 4.14 (Taxes). Excluding liabilities for breaches of the representations and warranties of KM Member and the Company under Sections 4.8, 4.14 and 5.4 and liability for breaches of the covenants set forth in Article XII (which liabilities shall not be limited in any respect), the maximum aggregate amount for which the KM Member may be liable under this Agreement shall be the Base Purchase Price.
(b)    Except for (i) the representations and warranties of (A) the KM Member contained in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.3(a), (b) and (c) (Noncontravention), Section 5.4 (Brokers Fees) and Section 5.6 (Ownership of Member Interests), (B) the KM Member and the Company contained in Section 4.1(a) (Corporate Organization), Section 4.2 (Capitalization), Section 4.3 (Authority Relative to This Agreement) Sections 4.4(a)(i) and (a)(iv) (Noncontravention), Section 4.8 (Brokers Fees), Section 4.12(l) (Contingent Liability Contracts) and Sections 4.32(a), 4.32(b) and 4.32(c) (Elba Interest) (collectively, such representations and warranties in (A) and (B), the “Fundamental Representations”) and (C) the Buyer contained in Section 6.1 (Organization and Good Standing), Section 6.2 (Authorization of Agreement), Section 6.3 (Noncontravention) and Section 6.7 (Brokers Fees), each of which representations and warranties shall survive the Closing indefinitely, provided, however, that Section 4.32(c) shall survive the Closing until the Elba Interest Termination Date (as defined in the LLC Agreement); provided, further, that any Claim in respect of Section 4.32(c) accruing on or prior to the Elba Interest Termination Date shall survive the Closing indefinitely, (ii) the representations and warranties of the KM Member and the Company contained in Section 4.14 (Taxes)

and in Section 4.13 (Employee Matters), which shall survive the Closing for the applicable statute of limitations plus 30 days, all other representations and warranties of the KM Member, the Company and the Buyer and agreements or covenants of the KM Member, the Company or the Buyer to be performed entirely prior to the Closing shall survive the Closing for a period of 12 months after the Closing Date and (iii) agreements or covenants of the KM Member, the Company or the Buyer to be performed, in whole or in part, after the Closing shall survive in accordance with their respective terms; provided, however, that the KM Member’s obligations in respect of Section 11.1(b) shall survive the Closing for the applicable statute of limitations plus 30 days (each period of survival set forth in this Section 11.4(b), a “Survival Period”).
(c)    None of the Company, the KM Member, the Buyer, or any officer, director, employee, Affiliate or Related Party of the Company, the KM Member or the Buyer shall have any Liability whatsoever (whether pursuant to this Agreement or otherwise) with respect to any representation, warranty, agreement or covenant and any Claims arising therefrom or related thereto after the expiration of the applicable Survival Period for such representation, warranty, agreement or covenant; provided, that if a Claim for indemnification is given in writing by the Indemnified Party to the Indemnifying Party before expiration of the applicable Survival Period, such Claim shall survive until it is fully resolved.
(d)    the Buyer shall not assert any Claims pursuant to Section 11.1 for a breach of a representation or warranty that involves total Losses of less than $200,000 (the “De Minimis Amount”) arising out of the same occurrence or matter; provided, however, that the De Minimis Amount shall not apply with respect to any Claims asserted by the Buyer for a breach of the Fundamental Representations or the representations and warranties of the KM Member and the Company contained in Section 4.14 (Taxes).
(e)    Notwithstanding anything to the contrary herein, the KM Member shall not have any obligation to defend, indemnify or hold the Buyer (or its Affiliates, and the officers, managers, directors, employees and agents thereof) harmless with respect to any Claims asserted pursuant to Section 11.1 for a breach of a representation or warranty unless the aggregate amount of Losses with respect to all such Claims exceeds 2% of the Final Purchase Price (the “Deductible”), and in the event the value of Losses pursuant to such Claims exceed the Deductible, only the value of Losses in excess of the Deductible shall be considered in applying Section 11.1 to such Claims; provided, however, that the Deductible shall not apply with respect to any Claims asserted for a breach of the Fundamental Representations or the representations and warranties of the KM Member and the Company contained in Section 4.14 (Taxes).
(f)    Any payments made to the KM Member, the Company or the Buyer pursuant to this Article XI shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Buyer, the KM Member and the Company on their Tax Returns.
(g)    The amount recoverable by the Buyer or its Affiliates, or the officers, managers, directors, employees or agents thereof, hereunder in respect of any Loss shall be reduced by any insurance or indemnity proceeds actually received by such Person or the Company with respect to such Loss (minus the reasonable out-of-pocket costs incurred in obtaining such recovery).
(h)    The KM Member shall be subrogated to the rights of the Buyer or its Affiliates, or the officers, managers, directors, employees or agents thereof, against any insurer, indemnitor, guarantor or other Person with respect to the subject matter of a Loss subject to indemnification by the KM Member pursuant to Section 11.1 to the extent that the KM Member pays the Buyer or its Affiliates, or the officers, managers, directors, employees or agents thereof, with respect to such Loss. The Buyer and its Affiliates, and the officers, managers, directors, employees and agents thereof, as the case may be, shall assign or otherwise reasonably cooperate with the KM Member in the pursuit of any claims against, and any efforts to recover amounts from, such other Person for any such Losses for which the Buyer or its Affiliates, or the officers, managers, directors, employees or agents thereof, has been paid. The Buyer or its Affiliates, or the officers, managers, directors, employees or agents thereof, as the case may be, shall remit to the KM Member, within five (5) Business Days after receipt, any insurance proceeds or other third-party payment that is received by such Person and which relates to Losses for which (but only to the extent) such Person has been previously compensated hereunder (minus the reasonable out-of-pocket costs incurred in obtaining such recovery). The Buyer shall be liable for the failure by any of its Affiliates, or its or their officers, managers, directors, employees or agents, to comply with the provisions of this Section 11.4(h).
11.5    Disregard of Materiality Qualifiers. Notwithstanding anything to the contrary in this Agreement, solely for purposes under this Article XI of determining whether any breach or inaccuracy of a representation, warranty, covenant or agreement has occurred or the amount of any Losses related thereto, any material, materiality or Material Adverse Effect qualifications in such representations, warranties, covenants and agreements (other than Section 4.10) shall be disregarded.
11.6    Manner of Payment. Any indemnification with respect to any Claim pursuant to Sections 11.1 or 11.2 shall be effected by wire transfer of immediately available funds from the indemnifying party to an account designated in writing by the applicable indemnitee within ten Business Days after the earlier to occur of (a) the agreement by the Parties to liability for and the amount of any Claim, and (b) a final determination thereof.
11.7    Recovery for Elba Obligations. Notwithstanding anything in this Article XI to the contrary, the KM Member shall not be liable for duplicative recovery in respect of the Elba Obligations (as defined in the LLC Agreement) and Article XI of this Agreement.
ARTICLE XII
TAXES
12.1    Tax Treatment of Transaction.
(a)    The Parties intend that the transactions contemplated by this Agreement will be treated, for purposes of U.S. federal income taxation (and any state income tax laws that incorporate or follow U.S. federal income tax principles), as constituting and resulting in (i) the formation of the Company as a partnership pursuant to Rev. Rul. 99-5, 1999-1 C.B. 434, Situation 1, in which the KM Member and the Buyer will be treated as partners, (ii) a contribution by the KM Member pursuant to Section 721(a) of the Code of a 50% undivided interest in all of the assets of the Company to the partnership in exchange for a 50% interest therein; and (iii) a purchase by the Buyer from the KM Member of a 50% undivided interest in all of the assets of the Company followed by a contribution by the Buyer of such assets to the Company pursuant to Section 721(a) of the Code.
(b)    Within 90 days after Closing, the KM Member and the Buyer shall prepare a schedule (the “Allocation Schedule”) that sets forth the agreed fair market value of the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. In the event the Parties are unable to reach an agreement as to such allocation, the Parties will select a nationally recognized public accounting firm to make such determination in accordance with Code section 1060, which determination shall be final and binding upon the Parties. The costs of the accounting firm shall be borne one-half by the KM Member and one-half by Buyer. The Parties agree, for all Tax purposes (including for purposes of allocating (i) the Purchase Price among the assets of the Company that are deemed purchased by the Buyer and (ii) the fair market value of the assets of the Company that are treated as contributed to a partnership under Section 721(a) of the Code by the KM Member), to report the fair market value of the assets of the Company in a manner consistent with the Allocation Schedule, as agreed to by the Parties or as determined by the accounting firm.
(c)    Each of the Company, the KM Member, the Buyer, and their respective Affiliates shall file all Tax Returns in a manner consistent with this Section 12.1, and no Party shall take a position in any forum that is inconsistent with this Section 12.1 before any Governmental Authority charged with the collection or administration of any Tax, or in any proceeding relating to Tax, unless otherwise required by applicable Law or a final, non-appealable determination.
12.2    Liability for Taxes.
(a)    The KM Member shall be liable for, and, in accordance with the procedures and limitations set forth in Article XI, shall indemnify and hold the Buyer harmless from any Taxes imposed on the Company or any Subsidiary for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 12.2(b)).
(b)    In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date shall be:
(i)    in the case of Taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year of the Company and each Subsidiary (and any partnership in which the Company or any Subsidiary is a partner) ended on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and
(ii)    in the case of Taxes imposed on a periodic basis (e.g., real property Taxes), deemed to be the amount of such Taxes for the entire Straddle Period (the Tax period for such purposes begins on the date on which ownership of the property gives rise to liability for the particular Tax and ends on the day prior to the next such date), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
12.3    Tax Refunds. If either the Buyer, the Company, any Subsidiary or any of their Affiliates (other than the KM Member) receives a refund or utilizes a credit of any Tax that the KM Member is responsible for pursuant to Section 12.2(a), the Buyer or the Company, as applicable, shall pay to the KM Member within five (5) days after such receipt an amount equal to such refund received or credit utilized, together with any interest thereon.
12.4    Transfer Taxes. The Parties do not anticipate that any transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes (“Transfer Taxes”) will be incurred in connection with the transactions contemplated by this Agreement. In the event any such Transfer Taxes are due, the Company shall be responsible for the payment of all such Transfer Taxes resulting from the transactions contemplated by this Agreement.
ARTICLE XIII
ARBITRATION
13.1    Applicability.
(a)    Subject to Section 3.4, any Claim between the Parties, whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any Claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this Article) arising out of or related to this Agreement (including any amendments or extensions), or the breach or termination thereof shall be settled by arbitration in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) Rules for Non-Administered Arbitration (the “CPR Rules”) and this Article XIII. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 to the exclusion of any provision of Law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. Any dispute to which this Article XIII applies is referred to herein as a “Dispute.” Subject to Section 3.4, the provisions of this Article XIII shall be the exclusive method of resolving Disputes. Nothing in this Agreement shall preclude a Party from seeking temporary or preliminary injunctive relief from a court of competent jurisdiction to prevent irreparable harm or injury before the matter can be heard in arbitration.
(b)    Any Dispute covered by Section 13.1(a) shall also include the arbitration of any other known existing Claim between or among the Parties or any other Person that is party to the Amended and Restated LLC Agreement and the O&M Agreement, whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any Claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of the Amended and Restated LLC Agreement and the O&M Agreement including Section 10.6 and Article 10, respectively, of those agreements arising out of or related to the Amended and Restated LLC Agreement and the O&M Agreement (including any amendments or extensions to those agreements), but for the avoidance of doubt excluding any budget disputes pursuant to Section 10.6(a) of the Amended and Restated LLC Agreement and Section 3.6 of the O&M Agreement, which shall be resolved as provided in such agreements). The intent of this Section 13.1(b) is to require the consolidation into one arbitration proceeding all known existing Claims between the Parties and other Persons that are party to the Amended and Restated LLC Agreement and the O&M Agreement to avoid a multiplicity of Claims or Disputes at any time when there is a pending dispute covered under Article XIII of this Agreement or under Section 10.6 or Article 10 of the Amended and Restated LLC Agreement and the O&M Agreement, respectively. The failure of a Party to consolidate any known existing Claim covered by this Section 13.1(b) into the Arbitration Notice or the response to the Statement of Claim relating to that notice shall result in a waiver of that Claim, if the known existing Claim is not consolidated into the Dispute within 90 days after the date of the filing of the respondent's response to the Statement of Claim.
13.2    Negotiation to Resolve Disputes. If a Dispute arises (other than disputes that are the subject of Section 3.4, which shall be resolved as provided in Section 3.4), the Parties shall attempt to resolve such Dispute through the following procedure:
(a)    first, the Parties shall promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute;
(b)    second, if the Dispute is still unresolved after ten Business Days following the commencement of the negotiations described in Section 13.2(a), then (i) the chief executive officer of Kinder Morgan, Inc. (or the designee thereof), on behalf of the KM Member or the Company, and (ii) the chief executive officer of The Southern Company (or the designee thereof), on behalf of the Buyer, shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and
(c)    third, if the Dispute is still unresolved after ten Business Days following the commencement of the negotiations described in Section 13.2(b), then any Party (the “Initiating Party”) may submit such Dispute to binding arbitration under this Article by written notice to the other Party (an “Arbitration Notice”) given within 30 Business Days thereafter. At the same time that the Initiating Party sends an Arbitration Notice to the other Party, it shall also send an Arbitration Notice to the regional office of the CPR Institute covering Washington, D.C. containing the information required by the CPR

Rules and as set forth herein. The Arbitration Notice shall contain a brief description of the nature of the Dispute.
13.3    Selection of Arbitrator.
(a)    Unless the Parties agree to a sole arbitrator within ten days after the Arbitration Notice is provided to the applicable regional office of the CRP Institute, any arbitration conducted under this Article XIII shall be heard by three arbitrators, of whom each Party shall select and designate one (the “Party Appointed Arbitrators”) and the third will be selected and designated by the Party Appointed Arbitrators (all three selected and designated arbitrators, the “Arbitrators”). The Party Appointed Arbitrators must ensure that the third Arbitrator is qualified with the requisite experience in the matters at issue in the Dispute. To the extent the Party Appointed Arbitrators cannot agree on the final arbitrator within the time provide by the CPR Rules, the final arbitrator shall be designated by CPR pursuant to the CPR rules and qualified with the requisite experience in the matters at issue in the Dispute and shall be selected in accordance with this Article XIII. The final arbitrator (whether selected by the Party Appointed Arbitrators or the CPR) shall be the chair of the Arbitrators and have the role of administrating the proceeding as required by the CPR Rules. Each Party and each proposed Arbitrator shall disclose to the other Party any business, personal or other relationship or affiliation that may exist between such Party and such proposed Arbitrator within ten Business Days following selection as a proposed Arbitrator.
(b)    The Initiating Party shall designate a proposed Arbitrator in its Arbitration Notice. The other Party shall designate a proposed Arbitrator within 20 days after receipt of the Arbitration Notice. Qualifications, challenges and replacement of all Arbitrators shall be governed by the CPR Rules.
13.4    Conduct of Arbitration.
(a)    Any arbitration hearing shall be held in Washington, D.C. The Arbitrators shall fix a reasonable time and place for the hearing and shall determine the matters submitted to them pursuant to the provisions of this Agreement in a timely manner.
(b)    Except as expressly provided to the contrary in this Agreement, the Arbitrators shall have the power (i) to gather such materials, information, testimony and evidence as it deems relevant to the Dispute before it (and each Party will provide such materials, information, testimony and evidence requested by the Arbitrators, except to the extent any information so requested is subject to an attorney-client or other privilege); (ii) to grant injunctive relief and enforce specific performance; (iii) to issue or cause to be issued subpoenas (including subpoenas directed to Third Parties) for the attendance of witnesses and for the production of books, records, documents and other evidence. Subpoenas so issued shall be served, and upon application to a court having jurisdiction by a Party or the Arbitrators, enforced, in the manner provided by Law for the service and enforcement of subpoenas in a civil action; and (iv) to administer oaths.

(c)    In advance of the arbitration hearing, the Parties may conduct discovery in accordance with the Federal Rules of Civil Procedure as such rules may be modified herein or as otherwise agreed by the Parties. Such discovery may include (i) the taking of oral and videotaped depositions and depositions on written questions; (ii) serving interrogatories, document requests and requests for admission; and (iii) any other form and/or method of discovery provided for under the Federal Rules of Civil Procedure. The Arbitrators shall order the Parties to promptly exchange copies of all exhibits and witness lists, and, if requested by a Party, to produce other relevant documents, to answer interrogatories, to respond to admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such Party has listed and up to four other Persons within such Party’s control. Any additional discovery shall occur by agreement of the Parties or as ordered by the Arbitrator. Any objections and/or responses to such discovery shall be due on or before 15 days after service. The Parties shall attempt in good faith to resolve any discovery disputes that may arise. If the Parties are unable to resolve any such disputes, the Parties may present their objections to the Arbitrators who shall resolve the objections in accordance with the Federal Rules of Civil Procedure. The Arbitrators may, if requested by a Party, order that a trade secret or other confidential research, development or commercial information not be revealed or be revealed only in a designated way.
(d)    The Parties may also retain one or more experts to assist the Arbitrators in resolving the Dispute. The Parties shall identify and produce a report from any experts who will give testimony and/or evidence at the arbitration hearing. Any testifying experts identified shall be made available for deposition in advance of any arbitration hearing.
(e)    The Arbitrators shall render their reasoned decision in writing within 15 days of the conclusion of the hearing. The Arbitrators shall have jurisdiction and authority to interpret and apply the provisions of this Agreement only insofar as shall be necessary in the determination of the Dispute before it, but it shall not have jurisdiction or authority to add to or alter in any way the provisions of this Agreement. The Arbitrators’ decision shall govern and shall be final, nonappealable (except to the extent provided in the Federal Arbitration Act) and binding on the Parties and its written decision may be entered in any court having appropriate jurisdiction. Pending resolution of any Dispute, performance by Parties shall continue so as to maintain the status quo prior to notice of such Dispute and service of an Arbitration Notice by any Party shall not divest a court of competent jurisdiction of the right and power to grant a decree compelling specific performance or injunctive relief in an Action brought by the Parties.
(f)    The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrators, shall be allocated among the Parties in a manner determined by the Arbitrators to be fair and reasonable under the circumstances. Each Party shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrators determine that compelling reasons exist for allocating all or a portion of such costs and expenses to one Party.

ARTICLE XIV
GENERAL
14.1    Amendments. This Agreement may only be amended by an instrument in writing executed by the Buyer, the Company and the KM Member.
14.2    Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the Party entitled to enforce such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.
14.3    Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, by hand or by e-mail or facsimile (in the case of e-mail or facsimile, subject to confirmation of receipt) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Buyer, to:
The Southern Company 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308 Attn: James Y. Kerr II Fax: (404) 506-0344 Email: jykerr@southernco.com

With a copy (which shall not constitute notice) to:

Jones Day 717 Texas Street Suite 3300 Houston, Texas 77002 Attn: Jeff Schlegel Lizanne Thomas Fax: (832) 239-3600 (404) 581-8330 Email: jaschlegel@jonesday.com lthomas@jonesday.com

If to the Company or the KM Member, to:

Kinder Morgan SNG Operator LLC or Southern Natural Gas Company, L.L.C., as applicable
c/o  Kinder Morgan, Inc.
1001 Louisiana Street, Suite 1000
Houston, Texas 77002
Attn:  General Counsel
Fax:  (713) 369-9410
Email:  david_deveau@kindermorgan.com

With a copy (which shall not constitute notice) to:

Bracewell LLP 711 Louisiana Suite 2300 Houston, Texas 77002 Attn: W. Cleland Dade Fax: (713) 222-3243 Email: Cle.Dade@bracewelllaw.com
14.4    Successor and Assigns, Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the Parties hereto and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other Parties and any attempted assignment in violation of this Section 14.4 shall be void ab initio and of no force nor effect, provided, however, that the Buyer shall be entitled to assign and novate, in whole or in part, its rights and obligations under this Agreement to any Affiliate without the consent of the KM Member or the Company (including, for the avoidance of doubt to a wholly-owned subsidiary of AGL Resources Inc.) so long as either AGL Resources Inc. or Buyer provides a guaranty in the form attached as Exhibit C. Upon such assignment and novation, the Buyer shall be released from all liabilities and obligations under this Agreement. Except for the foregoing, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.
14.5    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended to modify such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

14.6    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the Parties or any of them with respect to the subject matter hereof. All Exhibits and Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.
14.7    Schedules. The representations and warranties contained in Article IV, Article V and Article VI are qualified by the Schedules. Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant by any Party or among the Parties unless clearly specified to the contrary herein or therein. Inclusion of any item in the Schedules (a) shall be deemed to be a disclosure of such item on any other Schedule to which such disclosure’s applicability to such other Schedule is readily apparent on the face of such disclosure, (b) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (c) does not represent a determination that such item did not arise in the ordinary course of business unless so indicated and (d) shall not constitute, or be deemed to be, an admission to any third party concerning such item. The Schedules include descriptions of instruments or brief summaries of certain aspects of the Company, the Subsidiaries and its and their Affiliates and business and their respective operations. The descriptions and brief summaries are not necessarily complete and are provided in the Schedules to identify documents or other materials previously delivered or made available.
14.8    Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law.
14.9    Remedies. The Parties acknowledge and agree that, except in the case of fraud or willful misconduct, the sole and exclusive remedies of each Party after the Closing for any claims based upon this Agreement or the transactions described herein shall be indemnification in accordance with Article XI. In furtherance of the foregoing, all other remedies available at law or in equity, in tort, contract or otherwise are hereby waived, released and discharged by each Party following Closing. This Section 14.9 shall not limit the rights of the Parties, if any, to seek specific performance or injunctive relief. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE AN ELEMENT OF A THIRD PARTY CLAIM AGAINST AN INDEMNIFIED PARTY WHICH IS THE OBJECT OF INDEMNIFICATION HEREUNDER.
14.10    Expenses. Except as otherwise expressly provided in this Agreement, the KM Member and the Company, on the one hand, and the Buyer, on the other hand, shall each bear their own expenses (including fees and disbursements of counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

14.11    Release of Information; Confidentiality. The initial press release with respect to the execution of this Agreement will be a joint press release to be reasonably agreed upon by the Parties. Following such initial press release, none of the Parties will, and the Company will cause its Subsidiaries not to, issue or cause the publication of any press release or similar public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated hereby without the prior consent (which consent will not be unreasonably withheld, conditioned or delayed) of the other Parties; except that any Party may, without the prior consent of the other Parties (but after prior consultation with the other Parties to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent such Party reasonably concludes it is required by applicable Law or by the rules and regulations of the New York Stock Exchange. The restrictions set forth in this Section 14.11 will not limit the ability of any Party to make internal announcements to their respective employees and other shareholders that are not inconsistent in any material respects with the prior public disclosures regarding the transactions contemplated hereby.
14.12    Counterparts. This Agreement may be executed (including by facsimile transmission) in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the Parties, notwithstanding that all the Parties are not signatories to the original or the same counterpart.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

BUYER:

THE SOUTHERN COMPANY, a Delaware corporation

By:	/s/Thomas A. Fanning
	Name:	Thomas A. Fanning
	Title:	Chairman, President and Chief Executive Officer

Signature Pages to Purchase and Sale Agreement

COMPANY:

SOUTHERN NATURAL GAS COMPANY, L.L.C., a Delaware limited liability company

By:	/s/Norman G. Holmes
	Name:	Norman G. Holmes
	Title:	President

KM MEMBER:

KINDER MORGAN SNG OPERATOR LLC, a Delaware limited liability company

By:	/s/Norman G. Holmes
	Name:	Norman G. Holmes
	Title:	President

Signature Pages to Purchase and Sale Agreement

Exhibit A
Form of Release of Guarantor
Attached.

Exhibit A

RELEASE OF GUARANTOR
THIS RELEASE (this “Release”) is made and entered into effective as of July [_____], 2016, by Barclays Bank PLC, as administrative agent for the lenders party to the Loan Agreement described below (in such capacity, the “Administrative Agent”).
Reference is made to that certain Term Loan Agreement dated as of January 26, 2016 among Kinder Morgan, Inc., a Delaware corporation (the “Borrower”), the banks, financial institutions and other lenders party thereto from time to time, and the Administrative Agent (as the same may be amended or modified from time to time, the “Loan Agreement”; capitalized terms used and not otherwise defined herein have the meanings set forth in the Loan Agreement). Reference is further made to the Guarantee Agreement dated as of January 26, 2016 (as amended or modified from time to time, the “Guarantee”) by the Guarantors party thereto in favor of the Administrative Agent for the benefit of the Guaranteed Parties (as defined in the Guarantee).
Pursuant to the requirements of the Loan Agreement, each of Southern Natural Gas Company, L.L.C., a Delaware limited liability company (“SNG”), Bear Creek Storage Company, L.L.C., a Louisiana limited liability company (“Bear”), and Southern Natural Issuing Corporation, a Delaware corporation (“SNIC,” together with SNG and Bear, the “Companies”) is a party to the Guarantee. SNIC is a Wholly-owned Subsidiary of SNG and Bear is owned 50% by SNG and 50% by Tennessee Gas Pipeline Company, L.L.C.
Pursuant to that certain Purchase and Sale Agreement dated as of July 10, 2016 (the “Purchase Agreement”) between Kinder Morgan SNG Operator LLC, as seller (“Seller”), and The Southern Company, as buyer (“Buyer”), Seller has agreed to sell, and Buyer has agreed to purchase, at Closing (as defined in the Purchase Agreement) fifty percent of the limited liability company interests of SNG. Each of SNG and SNIC will cease to be a Subsidiary of the Borrower upon Closing (as defined in the Purchase Agreement) and Bear will cease to be a Wholly-owned Domestic Operating Subsidiary of the Borrower upon Closing (as defined in the Purchase Agreement).
The Administrative Agent is executing this Release pursuant to Section 9.02(c) of the Loan Agreement and Section 2(a) of the Guarantee.
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Administrative Agent hereby agrees as follows:
1.    Release of Obligations. The Administrative Agent hereby (a) releases and discharges each Company from its obligations under the Guarantee, and (b) agrees and acknowledges that each Company is no longer a Guarantor, and is no longer a party to, subject to or bound by the Guarantee.
2.    Partial Release. No Guarantor, other than the Companies, is released hereby.
3.     Further Assurances. The Administrative Agent confirms that, as provided in Section 9.02(c) of the Loan Agreement, the Administrative Agent will, at the Borrower's expense, timely execute and deliver such documents and notices and take such other actions as the Borrower may reasonably request to evidence the release of the Companies under this Release in accordance with Section 9.02(c) of the Loan Agreement.
THIS RELEASE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EXECUTED AND DELIVERED as of the date first above written.
Barclays Bank PLC, as Administrative Agent

By:___________________________________
Name:
Title:

Signature Page to Release of Guarantor - Term Loan Agreement
Southern Natural Gas Company, L.L.C.
Bear Creek Storage Company, L.L.C.
Southern Natural Issuing Corporation

Exhibit A
RELEASE OF GUARANTOR
THIS RELEASE (this “Release”) is made and entered into effective as of [_____], 2016, by Barclays Bank PLC, as administrative agent for the lenders party to the Credit Agreement described below (in such capacity, the “Administrative Agent”).
Reference is made to that certain Revolving Credit Agreement dated as of September 19, 2014 among Kinder Morgan, Inc., a Delaware corporation (the “Borrower”), the banks, financial institutions and other lenders party thereto from time to time, and the Administrative Agent (as the same may be amended or modified from time to time, the “Credit Agreement”; capitalized terms used and not otherwise defined herein have the meanings set forth in the Credit Agreement). Reference is further made to the Guarantee Agreement dated as of November 26, 2014, as supplemented by Supplement No. 1 dated as of November 26, 2014, Supplement No. 2 dated as of February 13, 2015, Supplement No. 3 dated as of April 22, 2015, Supplement No. 4 dated as of August 12, 2015, Supplement No. 5 dated as of October 15, 2015, and Supplement No. 6 dated as of January 15, 2016 (as supplemented and as further amended or modified from time to time, the “Guarantee”) by the Guarantors party thereto in favor of the Administrative Agent for the benefit of the Guaranteed Parties (as defined in the Guarantee).
Pursuant to the requirements of the Credit Agreement, (a) Southern Natural Gas Company, L.L.C., a Delaware limited liability company (“SNG”), is a party to the Guarantee and (b) each of Bear Creek Storage Company, L.L.C., a Louisiana limited liability company (“Bear”), and Southern Natural Issuing Corporation, a Delaware corporation (“SNIC,” together with SNG and Bear, the “Companies”), is a party to Supplement No. 1 dated as of November 26, 2014, whereby Bear and SNIC joined the Guarantee as parties thereto and assumed all the obligations of a Guarantor under the Guarantee. SNIC is a Wholly-owned Subsidiary of SNG and Bear is owned 50% by SNG and 50% by Tennessee Gas Pipeline Company, L.L.C.
Pursuant to that certain Purchase and Sale Agreement dated as of July 10, 2016 (the “Purchase Agreement”) between Kinder Morgan SNG Operator LLC, as seller (“Seller”), and The Southern Company, as buyer (“Buyer”), Seller has agreed to sell, and Buyer has agreed to purchase, at Closing (as defined in the Purchase Agreement) fifty percent of the limited liability company interests of SNG. Each of SNG and SNIC will cease to be a Subsidiary of the Borrower upon Closing (as defined in the Purchase Agreement) and Bear will cease to be a Wholly-owned Domestic Operating Subsidiary of the Borrower upon Closing (as defined in the Purchase Agreement).
The Administrative Agent is executing this Release pursuant to Section 9.02(d) of the Credit Agreement and Section 2(a) of the Guarantee.
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Administrative Agent hereby agrees as follows:
1.    Release of Obligations. The Administrative Agent hereby (a) releases and discharges each Company from its obligations under the Guarantee, and (b) agrees and acknowledges that each Company is no longer a Guarantor, and is no longer a party to, subject to or bound by the Guarantee.
2.    Partial Release. No Guarantor, other than the Companies, is released hereby.
3.     Further Assurances. The Administrative Agent confirms that, as provided in Section 9.02(d) of the Credit Agreement, the Administrative Agent will, at the Borrower's expense, timely execute and deliver such documents and notices and take such other actions as the Borrower may reasonably request to evidence the release of the Companies under this Release in accordance with Section 9.02(d) of the Credit Agreement.
THIS RELEASE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EXECUTED AND DELIVERED as of the date first above written.
Barclays Bank PLC, as Administrative Agent

By:___________________________________
Name:
Title:

Signature Page to Release of Guarantor - Revolving Credit Agreement
Southern Natural Gas Company, L.L.C.
Bear Creek Storage Company, L.L.C.
Southern Natural Issuing Corporation

Exhibit C
Form of Guarantee
Attached.

Exhibit C
Form of

GUARANTY
OF
AGL RESOURCES INC.
This Guaranty (this “Guaranty”) is made and entered into effective as of July [______], 2016 (the “Effective Date”) by AGL RESOURCES INC., a Georgia corporation (“Guarantor”), in favor of Kinder Morgan SNG Operator LLC, a Delaware limited liability company (the “Beneficiary”).
RECITALS
WHEREAS, The Southern Company, a Delaware corporation (the “Preliminary Buyer”), the Beneficiary, and Southern Natural Gas Company, L.L.C., a Delaware limited liability company (the “Company”), are parties to that certain Purchase and Sale Agreement, dated as of the date hereof (as amended, supplemented or restated from time to time, the “Purchase Agreement”);
WHEREAS, in accordance with Section 14.4 of the Purchase Agreement, the Preliminary Buyer has assigned its rights and obligations under the Purchase Agreement to [•] (the “Buyer”), and upon the consummation of the transactions contemplated by the Purchase Agreement, the Beneficiary and the Buyer will own 100% of the outstanding equity interests of the Company pursuant to and in accordance with that certain Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Closing Date (as defined in the Purchase Agreement) (as amended, supplemented or restated from time to time, the “LLC Agreement”); and
WHEREAS, the Preliminary Buyer, the Company and the Beneficiary are parties to that certain letter agreement, dated as of the date hereof (as amended, supplemented or restated from time to time, the “Letter Agreement” and, together with the Purchase Agreement, the “Transaction Documents”), and in accordance with Section 5 of the Letter Agreement, the Preliminary Buyer has assigned its rights and obligations under the Letter Agreement to Buyer; and
WHEREAS, the Guarantor is the record and beneficial owner of all of the outstanding equity interests of the Buyer, and the Guarantor will, as a consequence, benefit from the consummation of the transactions contemplated by the Transaction Document. The Guarantor has therefore agreed to execute this Guaranty to guaranty the Guaranteed Obligations (as defined below); and
WHEREAS, in order to induce the Beneficiary to enter into the Transaction Documents, the Guarantor has agreed to execute and deliver to the Beneficiary this Guaranty.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor hereby irrevocably and unconditionally guarantees to the Beneficiary (a) the prompt payment and performance when due of all of the Buyer’s obligations arising under the Purchase Agreement in accordance with the terms of the Purchase Agreement, (b) the performance, at the Closing (as defined in the Purchase Agreement), of all of the Buyer’s obligations arising under the Letter Agreement and (c) all costs and expenses (including reasonable fees and expenses of counsel) incurred by the Beneficiary and its affiliates in connection with the enforcement of this Guaranty and the Transaction Documents (collectively, the “Guaranteed Obligations”). For the avoidance of doubt, the Guaranteed Obligations do not include any obligations arising on or after Closing under any document or agreement other than those arising under the Transaction Documents themselves.
This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance when due of the Guaranteed Obligations and not of the collectability of the Guaranteed Obligations only. Except as expressly set forth in this Guaranty, the obligations of the Guarantor under this Guaranty are independent of the obligations of the Buyer under the Transaction Documents. Upon any default or breach by the Guarantor or the Buyer in the prompt payment or performance when due of any of the Guaranteed Obligations in accordance with the terms of the Transaction Documents or this Guaranty or any agreements of the Guarantor under this Guaranty or upon the occurrence of any Bankruptcy (as defined in the LLC Agreement) of the Buyer or the Guarantor, the Beneficiary may immediately proceed against the Guarantor for the payment and performance in full of the Guaranteed Obligations (or any part thereof) without bringing action against or joining the Buyer and pursue any other rights or remedies available to the Beneficiary under any of the Transaction Documents, this Guaranty or applicable law or in equity.
Notwithstanding the foregoing, nothing in this Guaranty will restrict the Guarantor from raising the defense of prior payment or performance by the Buyer or the Guarantor of the Guaranteed Obligations which the Guarantor may be called upon to pay or perform under this Guaranty or the defense (other than a defense referred to in the immediately following paragraph) that there is no obligation on the part of the Buyer with respect to the matter claimed to be in default under the Transaction Documents or this Guaranty.
It will not be a defense to the enforcement of this Guaranty that the Buyer’s execution and delivery of the Transaction Documents was unauthorized or otherwise invalid, or that any of the Buyer’s obligations thereunder are otherwise unenforceable. The Guarantor intends this Guaranty to apply in respect of the obligations of the Buyer that would arise under the Transaction Documents if all of the provisions thereof were enforceable against the Buyer in accordance with their respective terms.
This Guaranty is subject to the following terms and conditions:

1.
Guarantor hereby agrees that its obligations under the terms of this Guaranty shall not be released, diminished, impaired, reduced, terminated or affected by the occurrence of any circumstance except for the payment and performance in full of the Guaranteed Obligations when due in accordance with this Guaranty and the Transaction Documents.

Without limiting the generality of the foregoing, such obligations of the Guarantor will not be affected by any one or more of the following events: (a) the taking or accepting of any security or other guaranty for the Guaranteed Obligations; (b) the insolvency, bankruptcy of similar proceeding of any person or entity at any time liable for the performance of the Guaranteed Obligations; (c) any amendment, extension and/or rearrangement of the Guaranteed Obligations; (d) any failure of the Beneficiary to notify Guarantor of any amendment, extension and/or rearrangement of the Guaranteed Obligations or any part thereof; (e) any exercise or non-exercise of any right, power or remedy under, or in respect of, any of the Transaction Documents or this Guaranty; (f) any waiver, consent, release, extension or other action, inaction or omission under, or in respect of, any of the Transaction Documents or this Guaranty; (g) any failure of the Buyer to comply with any of the terms of the Transaction Documents; or (h) except as expressly set forth in this Guaranty, the inability to recover from the Buyer or the Guarantor because of any circumstances which might constitute a legal or equitable discharge of or a defense of a guarantor.

2.
This Guaranty is for the benefit of the Beneficiary and the Beneficiary’s successors and permitted assigns under the Transaction Documents and this Guaranty, and shall be binding upon the Guarantor and its successors and assigns. Guarantor shall have no right to assign or transfer any of its obligations under this Guaranty to any other person or entity without the prior written consent of the Beneficiary and any attempted assignment in contravention of this Guaranty will be void.

3.
Guarantor hereby waives the following to the fullest extent permitted by applicable law: (a) promptness, diligence, demand for payment, notice of presentment and dishonor, notice of default or any other notice or demand of any kind with respect to the Guaranteed Obligations to which the Guarantor or the Buyer may be entitled by applicable law; (b) any requirement that the Beneficiary exhaust any right or take any action against the Buyer before taking any action in respect of this Guaranty; and (c) all suretyship defenses to which the Guarantor may be entitled under applicable law.

4.
If any payment by the Buyer, the Company or the Guarantor to the Beneficiary is held to constitute a preference, fraudulent transfer or other voidable payment under any bankruptcy, insolvency or similar law, or if for any other reason the Beneficiary is required to refund any such payment or pay the amount thereof to any other person or entity, this Guaranty will continue to be effective or will be reinstated and this Guaranty will apply to any and all amounts so refunded by the Beneficiary to another person or entity.

5.
This is a continuing guaranty and will remain in full force and effect until the Guaranteed Obligations have been fully and finally paid and performed in full in accordance with the Transaction Documents and this Guaranty, at which time this Guaranty shall automatically terminate.

6.
If any provisions of this Guaranty or the application thereof to any person, entity or circumstance shall for any reason and to any extent be invalid or unenforceable, neither the remainder of this Guaranty nor the application of such provision to any such other person, entity or circumstances shall be affected thereby, but shall be enforced to the extent permitted by applicable law.

7.	Guarantor represents that it will receive a direct and material benefit from the obligations contained in the Transaction Documents.

8.	Guarantor hereby specifically incorporates into this Guaranty the provisions of Section 14.8 and Article XIII of the Purchase Agreement, mutatis mutandis.

11.
No delay by the Beneficiary in exercising any right, power or privilege under this Guaranty or failure to exercise the same will constitute a waiver or otherwise affect such right, power or privilege, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice of demand on the Guarantor will be deemed to be a waiver of (a) any obligation of the Buyer under the Transaction Documents or otherwise, or (b) any right of the Beneficiary to take any further action or exercise any rights under this Guaranty or the Transaction Documents.

12.	The Guarantor hereby represents, warrants and agrees with the Beneficiary that, until this Guaranty terminates in accordance with its terms:
(a) the Guarantor has the corporate power and authority to execute, deliver and perform its obligations under this Guaranty and to consummate the transactions contemplated hereby;
(b) this Guaranty constitutes the valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to General Enforceability Exceptions (as defined in the Purchase Agreement); and
(c) neither the execution and delivery by the Guarantor of this Guaranty nor the performance by the Guarantor of the transactions contemplated hereby will violate, conflict with or constitute a default under (i) any law to which the Guarantor or any of its assets is subject, or (ii) any agreement, order or decree to which the Guarantor is party or by which it is bound, except where such violation, conflict or default would not materially affect the ability of the Guarantor to perform its obligations under this Guaranty.

13.	The Guarantor will make all payments under this Guaranty free and clear of any deduction, offset, action, defense, claim or counterclaim of any kind, except as expressly set forth in this Guaranty.

14.
This Guaranty constitutes the entire agreement of the Guarantor and the Beneficiary with respect to the subject matter hereof and supersedes all prior agreements, both written and oral, with respect hereto.

15.
All notices to the Guarantor or the Beneficiary shall be sent to the other party hereto will be in writing and deemed to have been given or made if the notice is given in accordance with the provisions of Section 14.3 of the Purchase Agreement.

16.	This Guaranty may be amended or waived only by a writing signed by each of the Guarantor and the Beneficiary.

17.
All costs and expenses of the Guarantor and the Beneficiary incurred in connection with the enforcement by the Beneficiary of this Guaranty and included in the Guaranteed Obligations will be paid by the Guarantor to the Beneficiary within ten business days after demand therefor (unless a Bankruptcy (as defined in the LLC Agreement) of the Guarantor occurs, in which case, all such accrued and unpaid expenses will automatically accelerate and be immediately due and payable).

18.
Each party hereto shall execute such other documents and agreements, and take such other actions, to give further assurances to the other party as shall be necessary to perform such party’s obligations hereunder.

[Signature Page Immediately Follows]

The undersigned has duly executed and delivered to the Beneficiary this Guaranty as of the Effective Date.

AGL RESOURCES INC.

By:_______________________________________
[Name]
[Title]

[Signature Page to Guaranty]